As filed with the Securities and Exchange Commission on December 6, 2002
                                                      Registration No. 333-_____


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 DECORIZE, INC.
                 (Name of small business issuer in its charter)

          Delaware                        5020                    43-1931810
 (State or jurisdiction of     (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                                1938 East Phelps
                           Springfield, Missouri 65802
                                 (417) 879-3326
                   (Address and telephone number of principal
               executive offices and principal place of business)

                Jon Baker, President and Chief Executive Officer
                                1938 East Phelps
                           Springfield, Missouri 65802
                                 (417) 879-3326
            (Name, address and telephone number of agent for service)

                                    Copy to:
                               Lance M. Hardenburg
                             Hallett & Perrin, P.C.
                          2001 Bryan Street, Suite 3900
                               Dallas, Texas 75201
                                 (214) 953-0053

Approximate date of proposed           as soon as practicable after this
sale to the public:                    registration statement becomes effective.


If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                          CALCULATION OF REGISTRATION FEE

------------------------------------- -------------- ---------------------- ----------------------- --------------------
                                     Amount Proposed   Maximum Proposed            Maximum
 Title of Each Class of Securities        to be       Offering Price per          Aggregate              Amount of
          to be Registered             Registered          Share(1)             Offering Price       Registration Fee
------------------------------------- -------------- ---------------------- ----------------------- --------------------
Common Stock, $.001 par value           3,546,427            $1.65                $5,851,605               $538
------------------------------------- -------------- ---------------------- ----------------------- --------------------

(1) Estimated solely for purposes of calculating the amount of the registration fee pursuant to the provisions of Rule 457(c), based upon the average of the high and low trading prices reported on the American Stock Exchange on November 29, 2002.



The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 Subject to completion, dated December ___, 2002


                                   PROSPECTUS


                                 DECORIZE, INC.

                          Common Stock, $.001 par value

                                3,546,427 Shares

         The selling stockholders named in this prospectus may use this prospectus to offer and sell up to 3,546,427 shares of our common stock from time to time, including 1,937,142 shares that are issuable to the selling stockholders upon exercise of outstanding warrants. The selling stockholders will receive all the proceeds from the sale of the offered shares. See "Selling Security Holders" on page 6 of this prospectus.

         Our common stock is traded on the American Stock Exchange under the symbol "DCZ". The last reported sales price of the common stock on The American Stock Exchange on December 2, 2002, was $1.69 per share.

         The securities offered in this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 3 of this prospectus to read about certain factors you should consider before deciding whether to invest in our common stock.

         Decorize, Inc. is a Delaware corporation. Our principal executive offices are located at 1938 E. Phelps, Springfield, Missouri, 65802 and our phone number is (417) 879-3326. In this prospectus, references to "Decorize," "we," "us" and "our" refer to Decorize, Inc. and its subsidiaries.


                           __________________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                           __________________________


               The date of this prospectus is December ___, 2002.

                                TABLE OF CONTENTS

Prospectus Summary............................................................1
Risk Factors..................................................................3
Use of Proceeds...............................................................6
Determination of Offering Price...............................................6
Selling Security Holders......................................................7
Plan of Distribution..........................................................9
Directors, Executive Officers, Promoters and Control Persons..................9
Security Ownership of Certain Beneficial Owners and Management...............11
Description of Securities....................................................12
Description of Business......................................................12
Management's Discussion and Analysis of Financial Condition
  and Results of Operations..................................................15
Description of Property......................................................20
Certain Relationships and Related Transactions...............................21
Market for Common Equity and Related Stockholder Matters.....................22
Executive Compensation.......................................................23
Changes in and Disagreements with Accountants on
  Accounting and Financial Disclosure........................................26
Legal Matters................................................................26
Experts  ....................................................................26
Other Available Information..................................................27
Financial Statements........................................................F-1

                               Prospectus Summary

         Investors should pay particular attention to the information regarding investment risks related to Decorize and this offering of common stock that are included in the section entitled "Risk Factors" on page 3.

Our Company

         Decorize is a home furnishings and accents company that was founded in March 2000 and became a publicly traded company in July 2001 through a reverse merger that followed the acquisition of our two operating subsidiaries, GuildMaster, Inc. and Faith Walk Designs, Inc. We are the first "source to business" home furnishings company designed to serve both large and small U.S. retail customers. Our products are imported primarily from the far east. Our objective is to alter existing industry standards for delivery times, product value, item uniqueness, and selection. We operate three core businesses:
Decorize.com, GuildMaster, Inc., and Faith Walk Designs, Inc. For more information about our business, see "Description of Business" on page 12 of this prospectus.

The Offering

Common stock offered by
our selling stockholders            3,546,427 shares

Common stock to be
outstanding after the offering      11,236,345 shares (assumes all warrants are
                                    exercised)

Use of Proceeds                     We will not receive any proceeds from the
                                    sale of the common stock by the selling
                                    stockholders.

American Stock Exchange symbol      DCZ

Summary Financial Information

         Below is a table summarizing our consolidated financial information. The summary financial data set forth below have been derived from our audited and unaudited financial statements included in this prospectus beginning on page F-1. All financial data contained in this prospectus represents historical information and does not necessarily indicate our future results.

                                             Period from           Period from                           Three Months Ended
                                            March 6, 2000        January 1, 2001      Year Ended              September 30,
                                        to December 31, 2000     to June 30, 2001   June 30, 2002         2001             2002
                                        --------------------     ----------------   -------------         ----             ----
Statement of Operations Data:                                                                                (unaudited)
Net sales                                    $   284,307        $    842,274       $ 14,081,833     $ 2,938,739     $5,215,314
Gross profit                                      63,478             257,139          4,941,465       1,001,094      1,939,900
Operating expenses                               672,056           1,022,111          6,561,754       1,136,665      1,637,495
Income (loss) from operations                   (608,578)           (764,972)        (1,620,289)       (135,571)       302,405
Other income (expense)                           (57,303)            (76,877)          (363,853)        (49,474)      (138,210)
Income (loss) before                            (665,881)           (841,849)        (1,984,142)       (185,045)       164,195
      income taxes
Net income (loss)                               (665,881)           (809,149)        (2,016,842)       (179,945)       164,195
Basic earnings (loss) per share                    (0.11)              (0.13)             (0.20)          (0.02)          0.02
Diluted earnings (loss) per share                  (0.11)              (0.13)             (0.20)          (0.02)          0.02
Weighted average common shares
outstanding - basic                            5,820,672           6,117,338         10,306,274      10,127,277     10,432,774
Weighted average common and
dilutive shares outstanding                    5,820,672           6,117,338         10,306,274      10,127,277     10,698,628



                                                                                             As of September 30, 2002
                                                                                             ------------------------
Balance Sheet Data:                                                                                       (unaudited)
   Working capital                                                                                       $  2,283,496
   Total assets                                                                                             7,949,879
   Long-term debt, less current portion                                                                       383,972
   Notes payable to stockholders                                                                            1,645,703
   Stockholders' equity                                                                                     3,970,673


                                  RISK FACTORS

         The value of our business and an investment in our common stock is subject to the significant risks inherent in our business. Investors should consider carefully the risks and uncertainties described below and the other information in this prospectus. If any of the events described below actually occur, our business, financial condition or operating results could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly.

Forward Looking Statements.

         This prospectus and the registration statement on Form SB-2 of which this prospectus is a part, contain forward-looking statements regarding Decorize's performance, strategy, plans, objectives, expectations, beliefs, and intentions. The words "intend," "anticipate," "believe," "estimate," "plan" and "expect" and similar expressions as they relate to us are included to identify these forward-looking statements. All statements other than statements of historical facts contained in this prospectus and the registration statement, including statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. The actual outcome of the events described in these forward-looking statements could differ materially. Risk, uncertainties and assumptions that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, among other things: (i) the risks associated with growth; (ii) the ability to purchase and manufacture merchandise at attractive prices; (iii) changes in consumer demand and preferences; and (iv) risks associated with our lack of liquidity.

Risks related to our Company

Because we have a limited operating history, it is difficult to evaluate our business and prospects.

         The concept for Decorize's business model was developed in 2000. The acquisitions of our two operating subsidiaries were completed in June 2001 and July 2001, respectively. Even though certain of our business units have operated independently for some time, we have a limited operating history in our current combined form. Our limited operating history may make it difficult for you to evaluate our business and prospects. This must be considered in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of development. It may be difficult or impossible to accurately forecast our operating results and evaluate our business and prospects based on our historical results.

We have incurred losses historically.

         We incurred a net loss of $2,016,842 for the fiscal year ended June 30, 2002. Despite having net income of $164,195 for the three month period ended September 30, 2002, we may incur additional operating losses in the future. Although our revenues increased significantly in fiscal 2002, our operating expenses also increased substantially. We cannot assure you that our revenues will continue to grow, and we anticipate that operating expenses will continue to increase along with revenues, but at a decreasing rate. If the funds are available, we expect to invest heavily in developing our operating divisions and in expanding our businesses, all of which will place significant burdens on our business. We will need to generate greater revenues to achieve and maintain profitability, and we may not be able to do so. Even if we do maintain profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future. If our revenues grow more slowly than we anticipate, or if our operating expenses exceed our expectations, our financial results would be harmed. If our operating losses continue on a long term basis, our operations would be materially and adversely effected.

We may need to raise additional funds, and these funds may not be available when we need them.

         Based on our current plans, we believe that our cash in hand and cash generated from operations will be sufficient to fund our operations at current levels for the foreseeable future. However, we will need to raise additional funds to support more rapid expansion, develop new or enhanced services and products, respond to competitive pressures, acquire complementary businesses or technologies, and respond to unanticipated events. There can be no assurance that additional financing will be available when needed on favorable terms, or at all. If these funds are not available when we need them, then we may need to change our business strategy. In addition, any issuance of additional equity securities will dilute the ownership interest of our existing stockholders and the issuance of additional debt securities may increase the perceived risk of investing in our company.

We must effectively manage the growth of our operations, or our company will suffer.

         During the period from July 1, 2001 to November 22, 2002, our total number of employees increased from 7 to approximately 65. Our operations growth has placed, and will continue to place, a significant strain on our management systems, infrastructure and resources. We will need to continue to improve our financial and managerial controls, reporting systems and procedures, and will expand, train and manage our workforce.

We may engage in acquisitions, which could consume resources and have an adverse impact on our business and financial condition.

         If funding is available, we plan to explore the possibility of acquiring other businesses. Any future acquisitions could expose us to risks, including risks associated with assimilating new operations, technologies and personnel; diversion of resources from our existing businesses; inability to generate revenues sufficient to offset associated acquisition costs; and risks associated with the maintenance of uniform standards, controls, procedures and policies. Acquisitions may also result in additional expenses from amortizing acquired intangible assets. We may not be able to overcome these risks or any other problems associated with such acquisitions. Our inability to overcome these risks could adversely affect our business and financial condition.

We face substantial competition from numerous sources, many of which have access to better resources.

         We encounter intense competition in all aspects of our business, and this competition may increase in the future. Barriers to entry in our markets are not significant, and current and new competitors may be able to launch new businesses similar to ours at a relatively low cost. We compete with Internet businesses, as well as traditional brick-and-mortar companies, many of whom have greater resources. If we are unable to compete effectively with our competitors, our financial condition could be adversely affected. We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures faced by us will not harm our business.

Our Directors currently control our management.

         The current members of our Board of Directors beneficially own in the aggregate approximately 43% of the issued and outstanding shares of our common stock. Our directors will continue to own a significant portion of the common stock after completion of the offering by the selling stockholders. As a result, if they choose to vote in concert our directors are collectively able to significantly influence the outcome of any corporate transactions or matters submitted to our stockholders for approval, including any election of directors or transaction that would constitute a change in control.

Investors must rely on our current officers and directors for the success of their investment, and we will need to attract additional personnel.

         We are dependent upon Jon Baker and Jim Parsons to continue in the current performance of their current duties. Our stability and growth could be significantly compromised if these members of management were unable or unwilling to perform their responsibilities. In addition, we will need to attract and retain additional technical and management personnel in order to successfully grow. We anticipate additional personnel may be expensive, and Decorize may not have the necessary funds to hire the personnel it needs to grow. If we are unable to attract and retain qualified management and technical personnel when they are needed, our businesses could suffer.

Part of our success depends on the reliability and continued growth of the Internet.

         The success of the small-business segment of our decorize.com business depends on the growing use and acceptance of the Internet as an effective medium of information exchange by companies. Rapid growth in the use of and interest in the Internet is a recent development. The Internet may fail as a medium of information transfer for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies, including security technology and performance improvements. No one can be certain that acceptance and use of the Internet will continue to develop or that a sufficiently broad base of companies will adopt and continue to use the Internet as a medium of information exchange.

         A number of proposals have been made at the federal, state and local level that would impose additional taxes on the sale of goods and services over the Internet, and certain states have taken measures to tax Internet-related activities. Any such taxes may, directly or indirectly, affect decorize.com and our other operations. Foreign countries also may tax Internet transactions. Any such taxes could negatively impact our business.

The security of our computer system could be breached.

         Despite our implementation of security measures, our computer system is vulnerable to computer viruses, electronic break-ins and similar disruptions, which could lead to interruptions, delays or loss of data. We may be required to expend significant capital and other resources to license encryption or other technologies to protect against security breaches or to alleviate problems caused by such breaches. Our failure to prevent security breaches could have a material adverse effect on our business and operating results.

An increase in the cost or a disruption in the flow of our imported products may significantly decrease our sales and profits.

         We import products which we have purchased overseas or had manufactured for us overseas to sell to our customers. Merchandise imported directly from overseas manufacturers currently accounts for approximately 85% of our total purchases. A disruption in the shipping of our imported merchandise or an increase in the cost of those products may significantly decrease our sales and profits. In addition, if imported merchandise becomes more expensive or unavailable, the transition to alternative sources may not occur in time to meet our demands. Products from alternative sources may also be of lesser quality and more expensive than those we currently import. Risks associated with our reliance on imported products include:

         o disruptions in the shipping of imported products because of factors such as:

                  -- raw material shortages, work stoppages, strikes and political unrest;

                  -- problems with ocean shipping, including shipping container shortages;

                  -- increased inspections of import shipments or other factors causing delays in shipments;

                  --       economic crises, international disputes and wars; and

         o increases in the cost of purchasing or shipping foreign merchandise resulting from:

                  -- loss of "most favored nation" trading status by the United States in relation to a particular foreign country;

                  -- import duties, import quotas and other trade sanctions; and

                  --       increases in shipping rates.

         The products we buy abroad are priced in U.S. dollars, so we are not directly affected by changes in foreign exchange rates. If we were required to price our purchased products in foreign currencies, we would be affected by fluctuating exchange rates. In that event, we would attempt to enter into foreign currency exchange contracts with major financial institutions to hedge these fluctuations. If we begin to price our products in foreign currencies in the future, but are not able to successfully protect ourselves against currency rate fluctuations, then our financial performance could suffer as a result.

We need to successfully promote and market Decorize, which is expensive.

         Developing and maintaining awareness and recognition of Decorize and its subsidiaries is important in achieving widespread acceptance of our services. Further, the importance of recognition will increase as competition in our markets increase. Successfully promoting our subsidiaries will depend on the effectiveness of our marketing efforts. Therefore, we may need to increase our financial commitment to creating and maintaining awareness among our target customers. If we fail to successfully market and promote our business or if we incur significant expenses promoting and marketing Decorize, it would have a material adverse effect on our results of operations.

Our businesses are not diversified.

         All of our business units are involved in the retail wholesale marketing of furniture and other home products, and accordingly are dependent upon trends in the home furnishings sector. Downturns in the home furnishings sector could have a material adverse effect on our businesses, even if our businesses are successful. A downturn in the home furnishings sector may reduce our stock price.

We lack reliable sources of liquidity.

         We have limited access to sources of liquidity. Although we received $1.4 million in debt and equity funding from August 2001 to May 2002, and an additional $1.1 million in equity funding in November and December 2002, there is no guarantee that we will receive any additional funding. Even if we are able to attract additional investors or otherwise obtain additional financing, our lack of liquidity could cause Decorize to suffer if unexpected expenses arise or if revenues fail to meet our expectations.

We have not paid dividends in the past, and do not anticipate paying dividends in the future.

         We have not paid or declared cash dividends to the holders of our common stock, and do not intend to do so in the foreseeable future. Our Board of Directors is empowered to declare dividends, if any, to holders of our common stock, based upon our earnings, capital requirements, financial condition, and other relevant factors. We cannot assure that we will ever pay dividends to the holders of our common stock.

Risks Related to this Offering

Future sales of our common stock into the public market, or the perception that such sales could occur, could adversely affect our stock price.

         The market price of our common stock could drop if substantial amounts of shares are sold in the public market or if the market perceives that such sales could occur. This could also harm our ability to raise additional capital by selling equity securities. As of December _________, 2002, we had outstanding options, warrants and convertible securities for the purchase of up to _____________ shares of common stock at an average exercise price of $_____ per share. The resale of 1,937,142 shares underlying warrants and 1,609,285 shares owned outright by selling stockholders set forth in the "Selling Security Holders" section of the prospectus will be registered pursuant to this prospectus. The increasing number of common stock that could be sold into the public market could adversely affect the market price of our common stock.

The current public market for our common stock is limited and highly volatile.

         The shares of common stock offered pursuant to this prospectus will be traded on AMEX. However, we have only been listed on AMEX since March 2002, and trading activity in our common stock should be considered sporadic, illiquid and highly volatile, and an active trading market for our common stock may not exist in the future. Even if a market for the common stock offered pursuant to this prospectus continues to exist, investors may not be able to resell their common stock at or above the purchase price for which such investors purchased such shares. In addition, the SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price (as defined in such regulations) of less than $5.00 per share, subject to certain exceptions. If the common stock meets the definition of a penny stock, it will be subjected to these regulations, which impose additional sales practice requirements on broker-dealers who sell such securities on behalf of persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 and individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 (individually) or $300,000 (jointly with their spouse)).

Our other convertible securities may limit the price growth potential of our common stock.

         We have issued a substantial number of warrants and options to purchase shares of our common stock which are currently outstanding. These may limit the price growth potential of our common stock. In addition to limiting such potential, these securities may impair our ability to raise needed capital by depressing the price at which we could sell our common stock.


                                 USE OF PROCEEDS

         This prospectus has been distributed solely to permit the selling stockholders to offer and sell shares of our common stock to the public. Decorize is not offering shares for sale, and it will receive no proceeds from the resale of shares by the selling stockholders. We have, however, received proceeds from the original issuance of or exercise of warrants for the shares covered by this prospectus. We will also receive proceeds in the amount of the exercise price of the warrants covered by this prospectus. Assuming exercise of all such warrants, the gross proceeds to us from the exercise of all such warrants would be $4,865,999. We intend to use any proceeds from exercise of such warrants for working capital and general corporate purposes.

                         DETERMINATION OF OFFERING PRICE

         This offering is being affected solely to allow the selling stockholders to offer and sell the shares of our common stock to the public. The selling stockholders may offer for resale, some or all of their shares at the time and price that they choose. On any given day, the price per share is likely to be based on the bid price for our common stock as quoted on the AMEX on the date of sale, unless shares are sold in private transactions. Consequently, we cannot currently make a determination of the price at which shares offered for resale pursuant to this prospectus may be sold.

                            SELLING SECURITY HOLDERS

         The table appearing below sets forth the beneficial ownership of our common stock by the selling stockholders at December __, 2002, and after giving effect to the sale of the shares of common stock offered hereby. Except as otherwise noted, each of the selling stockholders named below has sole voting and investment power with respect to the shares of common stock beneficially owned by that selling stockholder. The table also sets forth (a) the name of each selling stockholder, (b) the number of shares of common stock beneficially owned by each selling stockholder, (c) the number of shares of common stock that may be sold in this offering by each selling stockholder, and (d) the number of shares of common stock each selling stockholder will own after the offering, assuming they sell all of the shares offered. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock that are issuable upon the exercise of outstanding options, warrants, convertible securities or other purchase rights, to the extent exercisable within 60 days of the date of this prospectus, are treated as outstanding for purposes of computing each selling stockholder's percentage ownership of outstanding shares.

                               Number of Shares                        Number of Shares     Percentage of Shares
     Name of             Beneficially Owned     Number of Shares     Beneficially Owned     Beneficially Owned
 Beneficial Owner        before the Offering    Offered for Sale    after the Offering(1)   after the Offering
 ----------------        -------------------    ----------------    ---------------------   ------------------
NestUSA, Inc.                 995,714(2)             995,714                   0                      *
Quest Capital Alliance        914,286(3)             914,286                   0                      *
Jack DeArmon                   40,000(4)              40,000                   0                      *
Joanna DeArmon                 40,000(5)              40,000                   0                      *
Fabian Garcia (6)             243,070(7)              70,000             173,070                     1.76%
RJS Ventures                   85,714(8)              85,714                   0                      *
Stonegate Securities, Inc.    103,571(9)             103,571                   0                      *
Kevin Bohren (10)              70,000 (11)            70,000                   0                      *
Lansford Partners, Ltd.        70,000 (12)            70,000                   0                      *
Gene Wilborn                   70,000 (13)            70,000                   0                      *
Ed Johnson                     65,000 (14)            65,000                   0                      *
Rex Sanders                    65,000 (15)            65,000                   0                      *
Fellers  Family   Partners,    50,000 (16)            50,000                   0                      *
Ltd.
Laurie Chester                 30,000 (17)            30,000                   0                      *
Michael DeArmon                10,000 (18)            10,000                   0                      *
Tim Dorgan                     10,000 (19)            10,000                   0                      *

*Less than 1%.

(1)      Assumes that all of the securities offered hereby are sold.
(2) Includes 80,000 shares issuable upon exercise of warrants at an exercise price of $4.00 per share, 535,714 shares (as adjusted from an initial 300,000 shares in accordance with the antidilution provisions of such instrument due to the private placement completed in November and December of 2002) issuable upon conversion of a convertible term note, in the original principal amount of $750,000, and 300,000 shares issuable upon exercise of warrants at an exercise price of $3.00 per share, which may be reduced to $1.50 per share if certain events have not occurred by December 31, 2002, as further described in the warrants.
(3) Includes 100,000 shares issuable upon exercise of warrants at an exercise price of $4.00 per share and 357,143 shares issuable upon exercise of warrants at an exercisable price of $2.80 per share.
(4) Includes 20,000 shares issuable upon exercise of warrants at an exercise price of $4.00 per share.
(5) Includes 20,000 shares issuable upon exercise of warrants at an exercise price of $4.00 per share.
(6)      Fabian Garcia is a director of Decorize.
(7) Includes 20,000 shares issuable upon exercise of warrants at an exercise price of $3.00 per share, 30,000 shares issued upon exercise of warrants at an exercise price of $2.00 per share and stock options to purchase 30,000 shares of common stock under the Decorize stock option plan.
(8) Includes 85,714 shares issuable upon exercise of warrants at an exercise price of $1.68 per share.
(9) Includes 103,571 shares issuable upon exercise of warrants at an exercise price of $1.40 per share.
(10)     Kevin Bohren is a director of the Decorize.
(11) Includes 70,000 shares issuable upon the exercise of warrants at an exercise price of $2.00 per share.

(12) Includes 70,000 shares issuable upon the exercise of warrants at an exercise price of $2.00 per share.
(13) Includes 70,000 shares issuable upon the exercise of warrants at an exercise price of $2.00 per share.
(14) Includes 65,000 shares issuable upon the exercise of warrants at an exercise price of $2.00 per share.
(15) Includes 65,000 shares issuable upon the exercise of warrants at an exercise price of $2.00 per share.
(16) Includes 50,000 shares issuable upon the exercise of warrants at an exercise price of $2.00 per share.
(17) Includes 30,000 shares issuable upon the exercise of warrants at an exercise price of $2.00 per share.
(18) Includes 10,000 shares issuable upon the exercise of warrants at an exercise price of $2.00 per share.
(19) Includes 10,000 shares issuable upon the exercise of warrants at an exercise price of $2.00 per share.

         The selling stockholders acquired their shares of common stock and warrants exercisable for shares of common stock from Decorize in various private placements completed by Decorize, including:

o a private placement of warrants to purchase an aggregate of 440,000 shares of common stock at an initial exercise price of $2.00 per share to nine investors in June 2001;

o a private placement of a $750,000 convertible term note, convertible into 535,714 shares of common stock (as adjusted from an initial 300,000 shares in accordance with the antidilution provisions of such note due to the private placement completed in December 2002), and warrants exercisable for another 300,000 shares of common stock at an initial exercise price of $3.00 per share on February 26, 2002;

o a private placement of 220,000 units for $2.50 per unit, with each unit consisting of one share of common stock and a five-year warrant to acquire an additional share of common stock at an initial exercise price of $4.00 per share, which was closed on February 27, 2002;

o a private placement of 20,000 shares of common stock at a price of $2.50 per share and warrants to acquire an additional 20,000 shares of common stock at an initial exercise price of $3.00 per share on May 6, 2002; and

o a private placement of 785,714 shares of common stock at a price of $1.40 per share and warrants to acquire an additional 785,714 shares of common stock at an initial exercise price of $2.80 per share, which had two separate closings on November 19, 2002 and December 2, 2002, plus an additional set of warrants for an aggregate 171,428 shares issued to brokers acting on behalf of the Company in such placements, with 42,857 shares exercisable at $1.40 per share, 42,857 shares exercisable at $2.80 per share, 42,857 shares exercisable at $1.68 per share and 42,857 shares exercisable at $3.36 per share. In addition to those broker warrants, Decorize issued an additional 17,857 shares of common stock to its lead broker in the private placement as a portion of its placement fee.

         Decorize is registering the shares of the selling stockholders pursuant to certain registration rights granted to them under registration rights agreements entered into in connection with the private placements. The offering of the shares will terminate as of the date on which all shares offered hereby have been sold.


                              PLAN OF DISTRIBUTION

         The selling stockholders may offer the shares of common stock from time to time in open market transactions (which may include block transactions) or otherwise in the over-the-counter market through the American Stock Exchange or in private transactions at prices relating to prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling stockholders and any broker-dealer acting in connection with the sale of the shares offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in which event any discounts, concessions or commissions received by them, which are not expected to exceed those customary in the types of transactions involved, or any profit on resales of the shares by them, may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. The offering of the shares will terminate upon the earlier to occur of the sale of all the shares and the date on which all of the shares offered hereby that have not been sold are eligible for resale under the Securities Act of 1933, without the volume limitations of Rule 144 of the Securities Act of 1933.

         Decorize will pay the costs, expenses and fees incurred in connection with the registration of the shares, which are estimated to be approximately $32,000 (excluding selling commissions and brokerage fees incurred by the selling stockholders). Decorize has also agreed to indemnify certain of the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Management

         The executive officers and directors of Decorize are as follows:

Name                 Age    Position

Jon T. Baker         50     Chairman of the Board, President and CEO
James K. Parsons     53     Director and Executive Vice President
Timothy M. Dorgan    50     Director
Fabain Garcia        42     Director
Kevin Bohren         44     Director
J. Michael Sandel    51     Director and Vice President
Alex Budzinsky       60     Executive Vice President and Chief Financial Officer
Brent Olson          33     Vice President - Finance and Treasurer
Gaylen Ball          50     Secretary and Director of Human Resources

         Information with respect to our executive officers and directors is provided below.

JON T. BAKER. Mr. Baker was elected a director and Chairman of the Board of Decorize on June 29, 2001, and appointed President and Chief Executive Officer on the same day. Mr. Baker co-founded Decorate, Inc. (f/k/a Decorize.com) in March 2000. From July 1997 to May 2000, Mr. Baker served as Managing Partner of GuildMaster, Inc., a home furnishings manufacturer located in Missouri, now a wholly owned subsidiary of Decorize, and for which Mr. Baker serves as Vice President and Treasurer. From October 1992 to June 2000, Mr. Baker owned and operated Baker McCormick Group, Inc., a national leadership consulting and training company with clients ranging from Sprint to Anheuser Busch, Inc. Previously, Mr. Baker served as President and Chief Operating Officer of Noble Communications, a marketing communications company. He also served as Division Chairman for Earle, Palmer, Brown, a marketing services firm. Mr. Baker began his career in marketing with Procter & Gamble. He has been responsible for building brands for Stouffers, B.F. Goodrich, Tyson Foods, and Ralston Purina. Mr. Baker graduated from Kent State University with a degree in Advertising.

JAMES K. PARSONS. Mr. Parsons was elected a director and appointed Executive Vice President of Decorize on June 29, 2001. Mr. Parsons co-founded Decorate, Inc. (f/k/a Decorize.com). From 1983 to the present, Mr. Parsons has served as President of GuildMaster, Inc., a home furnishings manufacturer in Missouri which he founded and co-owned, and which is now a wholly-owned subsidiary of Decorize. GuildMaster, Inc. has been recognized as a design leader in the industry and has created such successful brands as the Arnold Palmer Home Collection, Tin Revival and America Country West. Previously, Mr. Parsons founded and owned a collection of home furnishings-related businesses in Springfield, Missouri and a design studio in Kansas City, Missouri. Mr. Parsons graduated from Evangel University with a Bachelor of Science degree.

TIMOTHY M. DORGAN. Mr. Dorgan was elected a director of Decorize on June 29, 2001. Since May 2000, Mr. Dorgan has served as President of TMD Consulting, a firm specializing in e-commerce and nurturing emerging, new economy businesses. From May 1999 to May 2000, Mr. Dorgan served as Senior Vice President e-commerce of Follett Higher Education Group, a privately-held company whose core business is the management of 630 college bookstores. From January 1995 to May 1999, Mr. Dorgan served as Executive Vice President Product Management and Marketing of Peapod, Inc., an online grocery shopping and delivery service company. Mr. Dorgan also served as President of Ketchum Advertising - Chicago, a worldwide marketing services firm, and President of Noble & Associates - Chicago, an integrated marketing service company that focused on the food category. Mr. Dorgan earned a BS degree from the University of Illinois.

FABIAN GARCIA. Mr. Garcia was elected a director of Decorize on June 29, 2001. From April 2002 to the present, Mr. Garcia has served as Sr. Vice President International for The Timberland Co., where he is charged with growing Timberland's international brand. From August 1996 to December 2001, Mr. Garcia has served as President of Chanel Asia Pacific, managing the most important sources of income for the high-end French brand. Mr. Garcia has managed the total Chanel business in Asia Pacific, including high end fashion, fine jewelry and watches, fragrances and cosmetics. From January 1994 to May 1996, Mr. Garcia served as Vice President and General Manager of Max Factor-Japan. From 1989 to 1994, he served as Managing Director for Procter & Gamble in Venezuela. Mr. Garcia completed his Chemical Engineering studies in Venezuela.

KEVIN BOHREN. Mr. Bohren was elected a director of Decorize on June 29, 2001. Since December 2000, Mr. Bohren has served as Vice President, Business Development and Communications with RLX Technologies. From January 1997 to October 1998, Mr. Bohren served as President and Chief Executive Officer of Traveling Software Company. Mr. Bohren worked with Compaq Computer Corp. for 14 years until January 1997, serving in various capacities including Vice President and General Manager of the Commercial Desktop Division, Vice President for Consumer Product Marketing, and Vice President for Systems Marketing. While there, he successfully launched the Presario(TM), Compaq's first consumer desktop brand. Since 1996, Mr. Bohren has served as President and Chief Executive Officer of LapLink.com, a remote communications software company. He serves on the Board of Directors for ReplyTV, a digital video recorder and service; the Tomorrow Factory, a start-up e-commerce infrastructure company; and Amerson Music Ministries. Mr. Bohren earned a BA degree from the University of Minnesota.

J. MICHAEL SANDEL. Mr. Sandel was appointed as Vice President and a director of Decorize as of July 31, 2001 in conjunction with Decorize's acquisition of Faith Walk Designs, Inc., of which he was a co-owner. Mr. Sandel and his wife, Kitty Sandel, founded Faith Walk Designs in 1985 to focus on upscale hand-painted furniture. In 1997, the Sandels' opened a retail outlet related to Faith Walk Designs under the name Odds & Ends, L.P., the assets of which were contributed to Faith Walk in July 2001. Mr. Sandel studied for two years at the University of Houston working toward an arts degree. Subsequently, as an artist and designer, he opened and operated a retail store focused on the floral category of furnishings which was owned by the Sandels for approximately five years and operated under the name of Golden Mushroom.

ALEX BUDZINSKY. Mr. Budzinsky was appointed Executive Vice President and Chief Financial Officer in January 2002. From September through December 2001, he taught Finance at the University of San Diego. From July 1998 to April 2001, he was Executive Vice President and Director of United America eHealth Technologies, Inc., a provider of healthcare information technology. From September 1996 to July 1998, Mr. Budzinsky served at various times as President, Chairman, CEO and Director of Archangel Diamond Corporation, a diamond exploration and mining company which discovered and was developing a major diamond deposit in Russia. Mr. Budzinsky participated as founder and senior manager in several other venture companies. He previously spent 20 years in corporate finance and investment banking with Citibank, Dean Witter, Merrill Lynch and others. Mr. Budzinsky received his MBA degree from the University of Chicago, a MA degree from Rutgers University and a BA degree from John Carroll University.

BRENT OLSON. Mr. Olson was appointed Vice President of Finance and Treasurer of Decorize on June 29, 2001. He also served as Chief Financial Officer of Decorize from June, 2001 until January, 2002. From January 2001 to the present, Mr. Olson held similar positions with Decorate, Inc. (f/k/a Decorize.com). From June 1995 to January 2001, Mr. Olson worked for John Q. Hammons Hotels, Inc., an owner and operator of 53 hotel properties nationwide. While there he served as Auditor, Accountant and Corporate Accounting Manager. Mr. Olson earned a BS in Accounting from Southwest Missouri State University.

GAYEN BALL. Ms. Ball was appointed Corporate Secretary and Director of Human Resources of Decorize on June 29, 2001 and has served as Office Manager of Decorate, Inc. (f/k/a Decorize.com) from its inception. From 1982 to March 2000, Ms. Ball worked for Noble Communications Co. serving as Data Processing Manager for the research division, Director of MIS, and Director of Human Resources.

Each of our principal officers is elected by, and serves at the pleasure of, the Board of Directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding beneficial ownership of the common stock as of December __, 2002, by (i) all persons known by Decorize to be the owner of record or beneficially of more than five percent of the outstanding common stock, (ii) each director of Decorize, (iii) each executive officer of Decorize listed in the Summary Compensation Table set forth under the caption "Executive Compensation", on page 22 of this prospectus, and
(iv) all directors and executive officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each stockholder identified in the table possesses sole voting and investment power with respect to his shares.

                                        Shares Beneficially       Percent of
   Name                                     Owned(1)               Shares (2)
   ----                                 --------------------      -----------
Jon T. Baker                                2,380,041                16.51%
1938 E. Phelps
Springfield, MO 65802
James K. Parsons                            2,934,970                20.36%
1938 E. Phelps
Springfield, MO 65802
Kevin Bohren                                  331,908                 2.30%
P.O. Box 6632
Avon, CO 81620
Timothy M. Dorgan                              45,768                 0.32%
350 May Avenue
Glen Ellyn, IL 60137
Fabian Garcia                                 223,070                 1.69%
8 A Camden Park
Singapore 299799
J. Michael Sandel                             161,443                 1.12%
10825 Barley Lane, Suite D
Houston, TX 77070
J. Kent Martin (3)                            147,124                 1.02%
1938 E. Phelps
Springfield, MO 65802
Shane Matthews                                 57,794                 0.40%
1938 E. Phelps
Springfield, MO 65802
All Executive Officers and                  6,537,672                45.35%
   Directors as a Group (11 persons)
------------------------------
(1) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 and unless otherwise indicated, represents securities for which the beneficial owner has sole voting and investment power. Any securities held in the name of, and under, the voting and investment authority of a spouse of an executive officer or director have been excluded.
(2) Reflects the number of shares outstanding on December __, 2002, and assumes the exercise of all stock options that are exercisable currently or within 60 days of December __, 2002.
(3)   Mr. Martin is no longer employed by Decorize.
(4) Includes all executive officers and directors of Decorize, as a group, as of December __, 2002. Includes shares beneficially owned by two former executive officers, David A. Orwick and J. Kent Martin, who are no longer employed by Decorize.

                            DESCRIPTION OF SECURITIES

     Our authorized stock consists of 50 million shares of common stock, par value $.001 per share, and 10 million shares of preferred stock, $.001 stated value per share. The holders of our common stock:

o have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by our board of directors;

o are entitled to share ratably in all of our company's assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of the company's affairs;

o do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

o are entitled to one vote per share on all matters on which stockholders may vote.

         Holders of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose, and in such event the holders of the remaining shares will not be able to elect any of our directors.

                             DESCRIPTION OF BUSINESS

         Our company is a manufacturer and wholesaler of imported home furnishings and home accent items. We operate our business through our principal operating division, Decorize.com, and our wholly-owned subsidiaries, GuildMaster, Inc. and Faith Walk Designs, Inc.. Decorize.com and GuildMaster are located in Springfield, Missouri; Faith Walk Designs is located in Houston, Texas. We became a publicly traded company in July 2001 through a reverse merger with a company named Guidelocator.com and adopted its fiscal year end of June
30. We completed the acquisition of GuildMaster in June 2001, and the acquisition of Faith Walk in July 2001, which expanded our operations in the home accents and accessories business.

         We founded the company that became Decorize, Inc. in March 2000 to create the first "source to business" home furnishings and accents company designed to serve both large and small U.S. retail customers with products delivered directly from the Far East on orders as small as $1,000. Our objective is to alter existing industry standards for delivery times, product value, item uniqueness, and selection by relying on our improvements in information technology, logistics processes and our innovative business model.

         Decorize.com

         Our Decorize.com operating division sources its products from a network of manufacturing partners in the Far East, principally China, the Philippines, Thailand, Indonesia and Vietnam. Working in concert with one of the world's leading logistics companies, we warehouse and stage products in facilities located in those countries for shipment directly to our retail customers in the United States. We call this strategy our "source to business" model, which enables us to provide our customers with pricing that is substantially below traditional wholesale levels.

         We use our "source to business" model to serve two distinct market segments, the source to large business segment and the source to small business segment. The source to large business segment is comprised of large retailers that we believe can benefit from our pricing, delivery times and custom design capability. The small business segment includes small retailers, designers and decorators that, in our experience, have paid premium prices and have been unable to directly source home furnishings and accents from overseas. We provide products to these small retailers at lower prices on an "international freight included" basis that we believe has not previously been available to them in the home furnishings industry.

         GuildMaster

         GuildMaster is a Missouri corporation that we acquired in June 2001. GuildMaster designs custom, high-end, home accent products that are either produced to its specifications by manufacturers located in the Far East or are manufactured by GuildMaster in its Springfield, Missouri facility. GuildMaster ships a major part of its products directly to customers from overseas factories. It also warehouses some products at the GuildMaster facility and ships available inventory to retailers throughout the country.

         Faith Walk

         Faith Walk is a Missouri corporation that we acquired in July 2001. Faith Walk has historically sourced its products in unpainted form from United States suppliers and added design finishing in their Houston, Texas manufacturing facility. Under our new "source to business" strategy, Faith Walk is creating designs to be manufactured entirely by our suppliers in the Far East and then directly shipping finished products to our retail clients in the United States. This direct shipping method allows us to manufacture our products at substantially reduced cost levels that will allow Faith Walk to reduce prices to its customers for its current product offerings, while still increasing its gross margins. Faith Walk is currently transitioning its product offerings to our "source to business" model.

         Business Strategy

         The Decorize "source to business" model eliminates several layers of handling and warehousing by importers and retailers. Products are sourced in the Far East and shipped directly to retailers in the U.S. We have developed support systems for manufacturing of our products in the Far East, which supports product development and provides quality assurance supervision in the production, packaging and shipping of our private label products. A very important element of the Decorize model is a concentration on designing and customizing proprietary product lines to meet specific customer needs. The Decorize model enables us to provide high-volume, high quality proprietary products to large retailers at attractive prices and offers small retailers access to a broad range of accessories and accent furniture which was previously not available to them.

         We are expanding our product sourcing, development and warehousing operations in the Far East to support the rapidly increasing volumes of product sourced there under our business model. At the same time, we are continuing to build our sales staff in the U.S. in order to improve our ability to present our products and services to a growing customer base.

         On the operational level, we continue to implement and improve technology solutions that enable us to work closely with suppliers, as well as customers to plan and track orders, production status, and deliveries in order to meet demanding production and delivery timelines. We expect to invest substantial resources to improve our technology.

         Our long-term strategy includes the acquisition or in-house development of additional product categories that will enable us to offer a broad line of accessories accent furniture, and related categories. We also intend to grow our current staff and management and operational infrastructure in order to pursue marketing opportunities that we have identified. We may need to raise additional external funds to implement our growth strategy in a timely fashion. To that end, we expect to evaluate various financing opportunities in private or public markets and will arrange financing when appropriate terms are available.

         Merchandise

         We manufacture and sell imported home furnishings and home accent items such as chests, tables, chairs, painted furniture, paintings sculpture tapestries, other fine art pieces, various hand-made ceramics, candles, lamps and similar accessory items.

         Since our inception, we have not experienced any significant difficulty in manufacturing or otherwise obtaining high quality merchandise in adequate volumes and at suitable prices.

         Suppliers

         We have developed a network of more than 30 supply partners in China, the Philippines, Thailand, Indonesia, Hong Kong and Vietnam that manufacture the products we sell to our customers. For the year ended June 30, 2002, Decorize's top ten vendors accounted for approximately 48% of our total purchases. None of our suppliers are material to our business as there are a number of alternative suppliers available to manufacture our products. We currently estimate that the largest of those suppliers will represent less than 20% of our product purchases during any fiscal year. We work closely with our overseas suppliers to ensure that they manufacture and ship products that meet our requirements.

         Our relationship with one of the world's leading logistics companies provides us with state-of-the-art staging and warehousing facilities in the Philippines and Hong Kong. If it is necessary, Decorize has alternative sources for those staging and warehousing services.

         Customers

         The current customer base for our three operating divisions includes approximately twelve leading large retailers and more than a thousand small retailers, designers and decorators. During the year ended June 30, 2002, our customer revenues were approximately $14 million. Although our top five customers presently account for approximately 50% of our revenues, the continuing growth of our business and the number of our customers is expected to result in greater revenue diversification.

         Industry and Competition

         The premium home accents and accessories market segment of the home furnishings industry, in which we compete, is estimated to generate approximately $20 billion of sales at the wholesale level. There are approximately 26,000 companies in this segment. We believe that there are no dominant competitors within our segment of the home furnishings industry.

         There is intense competition in our industry. However, we believe that our low-cost business model and the ability to provide highly customized products will allow us to increase revenues rapidly. We also expect to have opportunities to acquire companies in the industry that can benefit from our business model. Our model is not protected from duplication and it is possible that other companies will compete with us by using a similar approach in conducting their business.

         Foreign Market Risks

         As an importer of manufactured products from several countries in the Far East, our business is subject to political risks that are beyond our control, particularly in relation to China. However, we believe that the globalization movement and the entry of China into the World Trade Organization reduce that risk. Our strategy to minimize our exposure to the political risks of any one country has been to develop manufacturing partners in multiple countries.

         We are also subject to governmental regulations and tariff policies, which may change from time to time. We believe that the trends are favorable toward the reduction of tariffs and expansion of international trade, which should benefit our business.

         Warehousing and Distribution

         An important aspect of our success involves our ability to reduce or eliminate warehousing of our products and the related direct expenses and management costs that would be required. The greater part of the products sold by our operating companies are not warehoused at our expense, since we have those products shipped directly from our manufacturers in the Far East to the retailer stores or distribution centers operated by our retail customers. We deliver goods via shipping containers to certain customers and use common and contract carriers to distribute smaller amounts of merchandise to stores. Quick and efficient distribution is required to meet customer needs, and we are continually pursuing improvements in the delivery process.

         Management Information Systems

         We maintain a corporate local area network computer system, which integrates purchase orders, imports, transportation, distribution, and financial systems. Expenditures for management information systems are anticipated in the foreseeable future to refine and update these systems.

         Trademarks and Tradenames

         We have registered the names "Decorize" and "Decorize.com," and have registered "The World's Decor...Right to your Door" as trademarks with the United States Patent and Trademark office.

         Employees

         At November 22, 2002, we employed 65 persons, all of whom were employed on a full-time basis. Our employees are not represented by any union. We have not experienced any work stoppage due to labor disagreements and we believe that our employee relations are good.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

         Critical Accounting Policies

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that effect the amounts reported in the accompanying financial statements and related footnotes. Management bases its estimates and assumptions on historical experience, observance of industry trends and various other sources of information and factors. Actual results could differ from these estimates. Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and potentially could result in materially different results under differing assumptions and conditions. Decorize believes the following critical accounting policies require management's most difficult, subjective and complex judgments.

         Goodwill - Effective July 2001, we adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets", which was issued by the Financial Accounting Standards Board (FASB) in July 2001. SFAS NO. 142 required that an intangible asset that is acquired shall be initially recognized and measured based on its fair value. SFAS No. 142 also provided that goodwill should not be amortized, but shall be tested for impairment annually, or more frequently if circumstances indicate potential impairment, through a comparison of fair value to its carrying amount. Decorize did not identify or record any impairment with the adoption of this new standard.

         Revenue Recognition-- Revenue is recognized when the earnings process is complete and the risks and rewards of ownership of the goods have transferred to the customer, which is generally considered to have occurred upon receipt of the products by the customer.

         Allowances for Doubtful Accounts - We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. We perform ongoing credit evaluation of our customers' financial condition and if the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances would likely be required. Actual collections could differ materially from our estimates.

         Accounting for Business Combinations - The companies that we have acquired have all been accounted for as business combinations. Under the purchase method of accounting, the cost, including transaction costs, are allocated to the underlying net assets, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.

         The judgments made in determining the estimated fair value and expected useful lives assigned to each class of assets and liabilities acquired can significantly impact net income. For example, different classes of assets will have useful lives that differ. Consequently, to the extent a longer-lived asset is ascribed greater value under the purchase method than a shorter-lived asset, there may be less amortization recorded in a given period.

         Stock Options - In accordance with Accounting Principles Board (APB) No. 25 and related interpretations, we use the intrinsic value-based method for measuring stock-based compensation cost with required pro forma disclosures of compensation expense determined under the fair value method of SFAS No. 123, Accounting for Stock-Based Compensation. For options that have been modified we have applied Financial Accounting Standards Board Interpretation No. 44 (Fin
44), Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB No. 25, effective July 1, 2000.

         Operating Results

         First Quarter of Fiscal Year 2003, ended September 30, 2002,

         The following table presents certain items included in our consolidated statements of operations for the first quarter of fiscal year 2003, ended September 20, 2002, a copy of which is included in this prospectus beginning at page F-1, and the percentage of total revenues for the periods indicated. All such data should be read only in conjunction with, and is qualified in their entirety by reference to, our financial statements and accompanying notes:

                               For the three months ended September 30, 2002
                           ------------------------------------------------------
                                         2002                        2001                   Change
                                         ----                        ----                   ------
Sales                        $5,215,314        100.0%    $2,938,739       100.0%    $2,276,575    77.5%
Cost of sales                 3,275,414         62.8      1,937,645        65.9      1,337,769    69.0%
Gross profit                  1,939,900         37.2      1,001,094        34.1        938,806    93.8%
Operating expenses            1,637,495         31.4      1,136,665        38.7        500,830    44.1%
Operating income (loss)         302,405          5.8      (135,571)        (4.6)       437,976     N/A
Total other expense           (138,210)         (2.7)      (49,474)        (1.7)       (88,736)   179.4%
Income tax expense                    -            -        (5,100)        (0.2)         5,100      N/A
Net income (loss)               164,195          3.1      (179,945)        (6.1)       344,140      N/A

         Sales

         Sales for the three months ended September 30, 2002, increased $2.3 million or 77.5% to $5.2 million compared to $2.9 million for the three months ended September 30, 2001. The increase in sales is due primarily to customer acceptance of our services, products and prices, and to increases in sales to several large customers.

Cost of Sales

         For the three months ended September 30, 2002, cost of sales decreased as a percentage of sales to 62.8% or $3.3 million, compared to 65.9% or $1.9 million for the three months ended September 30, 2001. The percentage decrease of costs was the result of efficiencies associated with higher volume purchases.

Operating Expenses

         During the three months ended September 30, 2002, our operating expenses increased $0.5 million or 44.1% to $1.6 million, compared to $1.1 million for the same period last year. This increase was principally attributable to the growth in sales, which required additional personnel and significantly increased sales commissions. For the three months ended September 30, 2002, our operating expenses were comprised of $1.6 million of selling, general and administrative expenses, $15,000 related to the issuance of stock options, and $49,000 of depreciation and amortization. These expenses decreased as a percentage of sales 7.3% to 31.4% for the quarter ended September 30, 2002, compared to 38.7% for the prior year quarter. The reduction of operating expenses as a percentage of sales is directly attributable to the increase in sales, efficiencies found in combined operations, and the fixed cost nature of certain expenses.

Other Expense

         Other expense for the three months ended September 30, 2002 consisted principally of $165,000 of interest expense compared to $55,000 of interest expense for the three months ended September 30, 2001. This increase was primarily due to the $94,000 charge in 2002 related to the amortization of discount related to convertible debt.

Net Income (Loss)

         Our net income was $164,195 for the three months ended September 30, 2002, compared to a net loss of $179,945 for the same period last year. The net income was a result of increased revenues and improvements in the efficiencies of our operations.

Inflation

         We do not believe our business is materially affected by inflation. We anticipate that any increase in costs caused by inflation will be passed on to the customers.

         Fiscal Year Ended June 30, 2002

Sales

         Our sales are derived primarily from the sale of home furnishing and home decor products to large and small retailers. During fiscal year 2002, sales increased approximately $13.0 million to $14.1 million from $1.1 million in the period from March 6, 2000 (inception) through June 30, 2001. Approximately $5.2 million of the increase is attributable to GuildMaster, and $2.3 million resulted from the purchase of Faith Walk. Sales from our Decorize.com division increased to $6.6 million from $1.0 million in the period from March 6, 2000 (inception) through June 30, 2001.

Cost of Sales

         Our cost of sales is comprised principally of the cost of goods purchased from our suppliers and the cost of freight to ship the products from our suppliers to our retail customers. Since GuildMaster manufactures a portion of its own products, its manufacturing costs for those products are included in cost of sales.

         Cost of sales decreased as a percentage of sales to 64.9% for fiscal year 2002 from 71.5% in the period from March 6, 2000 (inception) through June 30, 2001. The decrease in our cost of sales was due primarily to better purchase prices because of our increased volume of purchases. The decrease in our cost of sales resulted in an increase in our gross margin to 35.1% in fiscal year 2002 compared to 28.5% in the period from March 6, 2000 (inception ) through June 30, 2001.

Operating Expenses

         Operating expenses increased to $6.6 million in fiscal year 2002 from $1.7 million in fiscal year 2001, an increase of $4.9 million. The increases in these expenses were primarily attributable to the acquisitions of GuildMaster and Faith Walk. In addition, fiscal year 2002 included $754,000 of non-cash charges for stock option expense. As a percentage of sales, our operating expenses decreased to 46.6% in fiscal year 2002, from 150.4% in the period from March 6, 2000 (inception) to June 30, 2001, due to the effects of significant sales volume increases.

         The principal components of operating expenses include salaries and wages, public relations and professional fees, among other things. These expenses have increased due to the acquisitions of GuildMaster and Faith Walk, the growth in Decorize.com staff, and the costs associated with being a public company.

Other Expenses

         Depreciation and amortization was $125,000 for the fiscal year 2002 and $45,000 for the period from March 6, 2000 (inception) to June 30, 2001. This increase resulted primarily form the acquisitions of GuildMaster and Faith Walk.

         Other expense increased to $364,000 in fiscal year 2002 from $134,000 in the period from March 6, 2000 (inception) to June 30, 2001. Of this increase $125,000 was attributable to the amortization of debt discount related to conversion rights and warrants attached to the $750,000 convertible note financing completed in February 2002. The balance of the increase was mostly due to the interest expense associated with the stockholders' notes payable.

Net Income (Loss)

         Loss from operations increased to $1.6 million in fiscal year 2002 from $1.4 million in the period from March 6, 2000 (inception) to June 30, 2001. As a percentage of sales, the loss from operations deceased to 11.5% in fiscal year 2002 compared to 121.9% in the period from March 6, 2000 (inception) to June 30, 2001 due to the effects of significant sales volume increases.

         We recorded a net loss of $2.0 million in fiscal year 2002, compared to $1.5 million in the period from March 6, 2000 (inception) to June 30, 2001. As a percentage of sales, our net loss decreased to 14.3% in fiscal year 2002, compared to 130.9% in the period from March 6, 2000 (inception) to June 30, 2001. Our losses are considered to be a normal part of our expanding operations as a start-up business. As we continue to grow, we expect to become more profitable. A significant portion of our fiscal year 2002 losses were non-cash charges of $754,000 for stock compensation expense and $125,000 for amortization of debt discount related to conversion rights and warrants associated with the $750,000 convertible note financing completed in February 2002.

         Net loss per share decreased to $0.20 per share in fiscal year 2002, from $.24 per share in the period from March 6, 2000 (inception) to June 30, 2001.

         Liquidity and Capital Resources

         We had net working capital of $1.8 million at June 30, 2002, compared with $2.1 million at June 30, 2001. Cash and cash equivalents and short-term investments were $148,000 at June 30, 2002, compared to $89,000 at June 30, 2001. Cash used in operating activities decreased from $1.5 million in the period from March 6, 2000 (inception) to June 30, 2001 to $886,000 in fiscal year 2002. The principal operating uses of cash were attributable to the $2.0 million net loss, increased inventories and decreased accrued expenses, less the effects of $754,000 of non-cash stock compensation expense, and a decrease in accounts receivable due to increased use of factoring arrangements.

         Cash provided by operating activities during the three months ended September 30, 2002, amounted to $49,000 compared to a use of cash of $879,000 for the same period of the prior year. The improvement was principally attributable to net income of $164,000, $49,000 of depreciation and amortization, $94,000 of non-cash amortization of debt discount, a $226,000 decrease in inventories, and a $370,000 increase in accounts payable, less the effects of an increase in receivables of $889,000 due to increased sales.

         Our investing activities for the year ended June 30, 2002 used $411,000 in cash. The acquisition of Faith Walk used $296,000 while $130,000 was used to acquire property and equipment.

         Investing activities during the three months ended September 30, 2002 consumed $15,000 in cash. This amount related to the acquisition of computer equipment and improvements in the Company's technological infrastructure.

         For the year ended June 30, 2002, cash provided by financing activities amounted to $1.4 million, principally related to $1.1 million in proceeds from the issuance of long-term debt and stockholder notes payable and $668,000 in proceeds from the issuance of common stock and stock warrants, less $408,000 in principal payments on our debt obligations.

         During the three months ended September 30, 2002, our cash use in financing activities amounted to $54,000 for principal payments on long-term debt and capital lease obligations.

         We acquired Faith Walk in July 2001 for a total consideration of $1.0 million. The components of this consideration were a promissory note of approximately $216,000, a cash payment of approximately $296,000, and 161,443 shares of our common stock valued at $510,000.

         As a result of our GuildMaster and Faith Walk acquisitions, we have issued three promissory notes in an aggregate principal amount of $1.5 million to Mr. Parsons, Mr. Baker, Mr. Sandel and his spouse, which are all due on July 31, 2003. Subsequent to year end, these notes were modified and are all due July 31, 2004. Each of Messrs. Parsons, Baker and Sandel are directors of the company. In addition, we issued a demand loan due to an unaffiliated stockholder for an original principal amount of $181,464, and we have repaid $50,000 of this loan's principal amount as of June 30, 2002.

         We intend to fund the payment of the foregoing seller debt related to the acquisitions of GuildMaster and Faith Walk through cash generated from profitable operations and from additional external financing. However, if we are for any reason unable to refinance these debts in this manner, we would expect to be able to further extend the due dates of the debts because the holders are all major stockholders, and, except in one case, officers and directors of our company.

         During fiscal year 2002, certain of our stockholders purchased at $0.10 per warrant, warrants to acquire our shares at a price of $2.00 per share. The aggregate purchase price of the warrants amounted to $44,000.

         In October, 2001, a director exercised warrants to purchase 30,000 shares of common stock, for an aggregate amount of $60,000.

         In May, 2002, a director purchased 20,000 shares of common stock at $2.50 for an aggregate amount of $50,000.

         On August 16, 2001, we borrowed $150,150 for 90 days from a commercial bank for working capital requirements. This loan was guaranteed by our President and Chief Executive Officer, Jon T. Baker, and was repaid in November 2001.

         In February 2002, we completed a private placement financing of $525,000 of restricted securities consisting of common stock and common stock warrants to accredited investors, which was exempt from registration pursuant to Rule 506 of Regulation D of the Securities Act. We sold the shares and warrants as units at a price equal to $2.50 per unit, however, we granted one institutional investor who purchased 100,000 units a discount equal to $25,000. Each unit consisted of one share of our common stock and one five-year warrant to purchase one share of our common stock for $4.00 per share. The minimum purchase was 20,000 units for $50,000. On February 28, 2002, we closed the private placement subscriptions for 220,000 units at a total selling price of $525,000.

         On February 26, 2002, we completed a private placement financing of a $750,000 Convertible Term Note, convertible into 535,714 (as adjusted from an initial 300,000 shares in accordance with the antidilution provisions of such instrument due to the private placement completed in November and December of
2002) shares of common stock, with 300,000 warrants exercisable at $2.50 per share.

         We anticipate that our working capital needs will increase as our business grows. As of September 30, 2002, our working capital was $2.3 million. In particular, we require cash to fund the purchase and manufacturing of products for shipment to customers. We expect that these working capital requirements can be met through our ongoing relationships with asset-based lenders that have provided similar funding to us in the form of factored accounts receivable.

         Unless there are major declines in the economy, we anticipate that we will be profitable on a consolidated basis in the current fiscal year (less non-cash stock compensation expense and expense related to the amortization of debt discount), which will end on June 30, 2003. We believe that additional financing may be needed to meet the capital requirements associated with our growth objectives. We will evaluate possible alternatives for obtaining debt and equity financing to meet our capital requirements, or to retire debt we have incurred in the acquisition of GuildMaster and Faith Walk, as we deem appropriate. We may choose to forego any further financing altogether. If we pursue additional financing alternatives, there is no assurance that such financing will be available on terms that will be acceptable to us. The inability to secure such financing could have a material adverse effect on our ability to achieve our growth objectives.

         Subsequent Events

         In November and December 2002, we obtained $1.1 million in external funding through the sale of common stock and warrants to purchase additional shares of common stock to certain institutional investors. This new funding substantially improves our short-term liquidity and enables us to continue with our business plans of expanding our business and improving our infrastructure.

         Total Contractual Cash and Other Obligations

         The following table summarizes our long-term debt, capital lease obligations, and operating lease obligations as of June 30, 2002.

                                                                     Less than                                    After 5
                                                       Total           1 Year         1-3 Years     4 - 5 Years    Years
                                                       -----           ------         ---------     -----------    -----
Aggregate amount of principal to be paid
   on the outstanding long-term debt                $2,854,866        $552,804       $2,261,299       $40,763          --
Future minimum lease payments under                                                                        --          --
   capital leases                                       74,419          35,056           39,363
Future minimum lease payments under
   noncancelable operating leases                    1,486,812         371,479          567,287       436,156     111,890
                                                    ----------        --------       ----------      --------    --------
Totals                                              $4,416,097        $959,339       $2,867,949      $476,919    $111,890


                             DESCRIPTION OF PROPERTY

         We operate each of our businesses in leased facilities. Our corporate headquarters and the operations of Decorize.com are housed together in approximately 9,600 square feet in one building in Springfield, Missouri. Our rent for this space is $3,500 per month. The lease terminates on April 15, 2003. We have an option to renew the lease for two periods of one year each. The facilities are in good condition. We anticipate that if additional space is required within the next 12 months for our headquarters and Decorize.com operations, then such space will be available in the Springfield area on a reasonable commercial basis. In addition, we lease two spaces of 1,600 square feet and 2,400 square feet in one building in Springfield, Missouri. Our rent for these two spaces is $860 and $1,100 per month, respectively. Each of the leases terminates on April 30, 2003.

         GuildMaster's main operations are in a 41,250 square feet facility in Springfield, Missouri. The lease agreement currently provides for a monthly rent payment of $9,860. The lease on the building terminates on November 30, 2006, and there are options to renew the lease for two additional five-year periods. The Springfield facility is in good condition, and we believe the space is adequate for GuildMaster's operations for the foreseeable future.

         GuildMaster also leases two showroom facilities at furniture markets, one of which is 8,951 square feet of showroom in High Point, North Carolina, and the other is approximately 760 square feet in Atlanta, Georgia. The High Point showroom lease terminates on April 30, 2008. The rent for the period beginning May 1, 2002 and ending April 30, 2005, is $10,070 per month with an increase to $11,189 per month for the remaining three years of the lease. We have an option to renew the lease for one five-year period. The Atlanta showroom is leased on a month-to-month basis for $1,074 per month with a 30-day cancellation notice period.

         Faith Walk's offices are located in a leased facility of 9,000 square feet in Houston, Texas. Our rent for this facility is $3,630 per month and the lease terminates on July 31, 2003. The facility is in good condition. We believe the space is adequate for Faith Walk operations for the current period. We do not have a renewal option as part of this lease. We believe adequate space is available within the Houston area for a reasonable commercial basis should the current lease not be renewed.

         Faith Walk also leases showroom space from a manufacturer's representative groups in New York and Atlanta, Georgia on a month-to-month basis. This showroom, which is approximately 790 square feet, is leased for $1,255 per month with a 30-day cancellation notice period.

         We maintain insurance for physical loss on all properties described above, and we believe that the amount of this insurance coverage provides adequate protection.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On July 14, 1999, Guidelocator.com, Inc. issued a $10,000 promissory note to Ruth E. Shepley, our sole officer and director at the time. The note carried an interest rate of 10%, was due on August 30, 2001, and required repayment upon a change of control of Guidelocator. This note was subsequently repaid.

         In July 1999, we issued Ruth E. Shepley 1,500,000 shares of our common stock for services rendered which were valued at $1,500. Ms. Shepley returned 1,150,000 of these shares to us pursuant to the June 29, 2001 Guidelocator acquisition of Decorate, Inc. Prior to June 29, 2001, our office was located in a building owned by Ms. Shepley. We did not pay rent for the office and did not enter into a lease for the office space.

         Our acquisition of GuildMaster, Inc. effective June 18, 2001, involved two of our executive officers, Jon T. Baker and James K. Parsons, and the wife of James K. Parsons, Ellen L. Parsons, who as a group owned all of the issued and outstanding common stock of GuildMaster. Pursuant to this transaction, we issued stock to these three individuals and issued a $375,000 promissory note to Mr. Baker and a $925,000 promissory note to Mr. Parsons.

         Through a private offering of stock, we sold 876,000 shares of our common stock to twelve accredited investors for $700,000 on June 29, 2001. As of June 29, 2001, we had received $230,000 of the proceeds of this sale. The remaining $470,000 was received in July 2001.

         A stockholder of the company owed us $39,537 as of June 30, 2001 for expenses which we paid related to the merger of Guidelocator.com, Inc. and Decorate, Inc. which has subsequently been received from the stockholder.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Shares of our common stock began trading on The American Stock Exchange on March 8, 2002, under the symbol "DCZ". The following table summarizes the highest and lowest reported sales price per share for the first fiscal quarter of 2003 and the last two fiscal quarters of 2002 following the listing of the common stock on AMEX.

                                                                       High             Low
                                                                       ----             ---
         Second Quarter fiscal 2003 (October 1 through  ____, 2002)    $___             $___
         First Quarter fiscal 2003                                      3.20             1.75
         Fourth Quarter fiscal 2002                                     4.38             3.10
         Third Quarter fiscal 2002 (March 8 through March 31)           4.49             3.50

         Previously, our common stock was traded on the over-the-counter bulletin board under the symbol "DCZ". The following table summarizes the high and low historical bid quotes reported by the OTCBB Historical Data Service for the periods indicated.

                                                High                  Low
                                                ----                  ---
         Third Quarter 2002 (through
           March 7, 2002)                       4.10                  3.10

         Second Quarter 2002                    4.45                  1.80
         First Quarter 2002                     3.90                  1.50
         Fourth Quarter 2001                     .03                   .03
         Third Quarter 2001                      .0940                 .0940
         Second Quarter 2001                     **                    **
         First Quarter 2001                      .0075                 .0030

**       No trades reported by the OTCBB

         We had approximately 540 beneficial owners of our common stock, as well as 85 which were of record, as of November 25, 2002.

         We have not paid cash dividends on our common stock since its inception. The board of directors does not anticipate payment of any cash dividends in the foreseeable future and intends to continue its present policy of retaining earnings for reinvestment in our operations.

                             EXECUTIVE COMPENSATION

Summary Compensation

         The following table, and the accompanying explanatory footnotes, includes annual and long-term compensation information on (i) our Chief Executive Officer, and (ii) three other executive officers and one employee who were the most highly compensated officers or employees of the Company for services rendered in all capacities during the twelve month periods ended June 30, 2002, 2001 and 2000.

Name and                                                                               Long Term
Principal Position                       Annual Compensation                          Compensation
------------------                       -------------------                          ------------
                         Twelve
                          Month                                 Other Annual
                         Period         Salary       Bonus      Compensation     Options Granted    Shares Granted
                         ------         ------       -----      ------------     ---------------    --------------
Jon T. Baker              2002       $158,579 (1) $  20,000     $ 22,570 (2)          -0-                 -0-
  Chairman, President     2001       $133,879 (3) $     -0-     $    -0-              -0-                 -0-
  CEO and Director        2000       $ 83,769 (3) $     -0-     $    -0-              -0-                 -0-

James K. Parsons          2002       $ 88,462 (4) $     -0-     $    -0-              -0-                 -0-
Executive Vice President  2001       $ 75,000 (5) $     -0-     $    -0-              -0-                 -0-
And Director              2000       $ 37,500 (5) $     -0-     $    -0-              -0-                 -0-

J. Michael Sandel         2002       $107,800 (6) $     -0-     $    -0-              -0-                 -0-
Vice President and        2001       $122,304 (7) $     -0-     $    -0-              -0-                 -0-
Director                  2000       $127,400 (7) $     -0-     $    -0-              -0-                 -0-

J. Kent Martin (17)       2002       $100,000     $   1,384     $100,783 (8)       30,000 (9)          26,625 (10)
Vice President - Sales    2001       $ 72,367     $  10,000(11) $    -0-          106,509 (12)            -0-
and Marketing             2000       $    -0-     $     -0-     $    -0-              -0-                 -0-

Shane Mathews (18)        2002       $ 70,000     $     -0-     $ 94,425 (13)      10,000 (14)            -0-
Key Account Manager       2001       $ 46,231     $     -0-     $    -0-           39,941 (15)         14,520
                          2000       $    -0-     $     -0-     $    -0-              -0- (16)            -0-
---------------------------

(1) Includes $20,000 in deferred compensation earned by Mr. Baker in fiscal year 2002, to be paid in fiscal year 2003. Pursuant to his employment agreement with us, Mr. Baker's annual salary is $160,000.

(2) Includes (i) $20,000 in deferred compensation earned by Mr. Baker in fiscal year 2001, and paid in fiscal year 2002, and (ii) $2,570 in interest on the deferred compensation.

(3) Includes compensation paid by GuildMaster, Inc., which was acquired on June 18, 2001, from July 1, 1999 to March 5, 2001 and by Decorize, Inc. thereafter.

(4) Pursuant to his employment agreement with us, Mr. Parson's annual salary is $140,000. Mr. Parsons has opted to forgo the remaining salary owed to him under his employment agreement for fiscal year 2002.

(5) Represents compensation paid by GuildMaster, Inc., which was acquired on June 18, 2001.

(6) Pursuant to his employment agreement with us, Sandel's annual salary is $110,000. Mr. Sandel was employed by the Company 11 months in fiscal year 2002.

(7) Represents compensation paid by Faith Walk Designs, Inc. and Odd & Ends, L.P., which were acquired on July 31, 2001.

(8)      Represents sales commissions paid in fiscal year 2001-2.

(9)      Includes 30,000 stock options awarded on October 8, 2001.

(10)     Includes 26,625 shares awarded in February 2001.

(11)     Represents a signing bonus paid as of Mr. Martin's date of hire.

(12) Includes 106,509 stock options granted under the 1999 Stock Option Plan on June 29, 2001.

(13)     Represents sales commissions paid in fiscal year 2001-2.

(14)     Includes 10,000 stock options awarded on October 8, 2001.

(15) Includes 39,941 stock options granted under the 1999 Stock Option Plan on June 29, 2001.

(16)     Includes 14,520 shares awarded in February 2001.

(17) Mr. Martin's employment with us was terminated effective as of October 25, 2002.

(18) Mr. Matthews is not an executive officer of Decorize; however, he is included in the table as a highly compensated employee pursuant to SEC rules.

401(k)   Plan

         Effective July 1, 2002, we adopted a 401(k) Profit Sharing Plan that is qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended. The 401(k) plan is available to each employee who meets certain eligibility requirements. Employees may begin participation in the 401(k) plan on the first day of every month any time after one month of employment. Participating employees may contribute a portion of their compensation not exceeding a limit set annually by the Internal Revenue Service. The Company has made no contributions to the 401(k) plan.

Stock Option Plan

         The following table sets forth certain information with respect to the options granted during the fiscal year ended June 30, 2002, to each employee listed in the Summary Compensation Table set forth above.

                               Option Grants in Fiscal Year 2002

                                                     Percent of
                                                   Total Options      Exercise or
                                   Number of         Granted to      Base Price in
                                     Options        Employees in      Dollars per      Expiration
Name                               Granted (1)      Fiscal Year        Share (2)          Date
----                               -----------      -----------        ---------          ----
Jon T. Baker (3)                       -0-              N/A               N/A              N/A
James K. Parsons (3)                   -0-              N/A               N/A              N/A
J. Michael Sandel (3)                  -0-              N/A               N/A              N/A
J. Kent Martin (4)                    30,000            7.4%             $2.65          06/30/11
Shane Matthews                        10,000            2.5%             $2.65          06/30/11
------------------------

(1) Options vest over a three (3) year period from date of grant at the rate of 33.3% per year.

(2)      Closing price of common stock at date of grant.

(3) The Company has not granted any stock options to Jon T. Baker, James K. Parsons or J. Michael Sandel.

(4)      Mr. Martin is no longer employed by Decorize.

         The following table sets forth certain information with respect to the options owned by the employees named above during the year ended June 30, 2002:

                               Shares                    Number of Unexercised Options     Value of Unexercised In-the-
                              Acquired                          at June 30, 2002                  Money Options
                                 on          Value                                             at June 30, 2002 (1)
Name                           Exercise     Realized    Exercisable       Unexercisable     Exercisable     Unexercisable
----                           --------     --------    -----------       -------------     -----------     -------------
Jon T. Baker (2)                -0-           N/A            N/A              N/A              N/A             N/A
James K. Parsons (2)            -0-           N/A            N/A              N/A              N/A             N/A
J. Michael Sandel (2)           -0-           N/A            N/A              N/A              N/A             N/A
J. Kent Martin (3)              -0-           N/A          116,509           20,000          $351,480         $ -0-
Shane Matthews                  -0-           N/A           43,274           6,667           $131,805         $ -0-
--------------------------

(1) Based upon the closing price of our common stock on June 30, 2002, which was $3.30 per share.

(2) We have not granted any stock options to Jon T. Baker, James K. Parsons or J. Michael Sandel.

(3)      Mr. Martin is no longer employed by Decorize.

Employment Agreements

         We have employment contracts with three of our executive officers: Jon
T. Baker, James K. Parsons and J. Michael Sandel.

         Mr. Baker's employment contract, dated June 15, 2001, has a term of three years and a base annual salary of $160,000. Bonuses, if any, are to be paid at the sole discretion of our board of directors. The agreement contains an equity compensation provision under which Mr. Baker can earn an equity compensation bonus at the second anniversary of the agreement based on the profitability of GuildMaster, Inc., as set forth in the table below. The contract also includes a two-year covenant-not-to-compete in the event Mr. Baker voluntarily terminates his employment with us.

         Mr. Parson's employment contract, dated June 15, 2001, has a term of three years and a base annual salary of $140,000. Bonuses, if any, are to paid at the sole discretion of our board of directors. The agreement contains an equity compensation provision under which Mr. Parsons can earn an equity compensation bonus at the second anniversary of the agreement based on the profitability of GuildMaster, Inc., as set forth in the table below. The contract also includes a two-year covenant-not-to-compete in the event Mr. Parsons voluntarily terminates his employment with us.

         The equity compensation bonus provisions of Mr. Baker and Mr. Parsons' employment contracts establish the market value of bonus shares of our common stock that are to be issued to each executive based on the cumulative pre-tax profits of GuildMaster, Inc. during the two-year period subsequent to June 15, 2001. The cumulative profit levels and the market value of the bonus shares are shown on the following table:

                             Equity Bonus Provision
                     Baker And Parsons Employment Contracts

         Cumulative Pre-Tax Profits of                   Market Value of
             GuildMaster, Inc. (1)               Bonus Shares for Each Executive
             ---------------------               -------------------------------
               Less than $700,000                             $ -0-
              $700,000 - $899,999                           $100,000
             $900,000 - $1,099,999                          $150,000
               $1,100,000 or more                           $250,000

(1) Cumulative pre-tax profits from the acquisition date of GuildMaster, Inc., which was June 18, 2001, through the Determination Date, which is June 15, 2003.

Mr. Sandel's employment contract, dated July 31, 2001, has a term of four years and a base annual salary of $110,000. Bonuses, if any, are to be paid at the sole discretion of our Board of Directors. The agreement contains an equity compensation provision under which Mr. Sandel can earn an equity compensation bonus on the second anniversary of the agreement based on the profitability of Faith Walk Designs, Inc. as set forth in the table below. The contract also includes a two-year covenant-not-to-compete in the event Mr. Sandel voluntarily terminates his employment with us.

                             Equity Bonus Provision
                           Sandel Employment Contract

            Cumulative Pre-Tax Profits of                   Market Value of
             Faith Walk Designs, Inc. (1)                    Bonus Shares
             ----------------------------                    ------------
                  Less than $400,000                             $ -0-
                 $400,000 - $499,999                           $ 50,000
                 $500,000 - $699,999                           $ 85,000
                   $700,000 or more                            $125,000

(1) Cumulative pre-tax profits from the acquisition date of Faith Walk Designs, Inc., which was July 31, 2001, through the Determination Date, which is June 31, 2003.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

         On April 12, 2002, Decorize dismissed its independent public accountants, Kirkpatrick, Phillips & Miller, CPA's, P.C. The decision to change accountants was recommended and approved by our board of directors on that same date.

         From July 31, 2001, the date of our former accountant's engagement, until April 12, 2002, there were no disagreements with Kirkpatrick, Phillips & Miller, CPA's, P.C. on any matter of accounting principle or practice, financial statement disclosure or auditing scope of procedure, which disagreements, if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement. None of the former accountant's reports on the company's financial statements for the period of their engagement with the company contained an adverse opinion or disclaimer of opinion or qualification or modification as to uncertainty, audit scope or accounting principles.

         The letter from the former accountants to the office of the Chief Accountant of the SEC stating that they are in agreement with the above statements is attached to the Company's Form 8-K/A filed with the SEC on May 28, 2002.

         Effective April 12, 2002, Decorize engaged Ernst & Young LLP, as its independent public accountants. During the two most recent fiscal years and the period of January 1, 2002 through April 12, 2002, neither the company, nor anyone on behalf of the company, consulted Ernst & Young LLP regarding the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the company's financial statements, or any matter that was the subject of a disagreement or a reportable event; and such matters were not an important factor in reaching a decision to engage Ernst & Young LLP as the company's independent public accountants.

                                  LEGAL MATTERS

         The validity of the common stock offered hereby is being passed upon by Hallett & Perrin, P.C., Dallas, Texas.

                                     EXPERTS

         The consolidated financial statements of Decorize, Inc. at June 30, 2002, and for the year then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, and for the period from January 1, 2001 to June 30, 2001, and the period from March 6, 2000 to December 31, 2000, by Kirkpatrick, Phillips & Miller, independent auditors, as set forth in their respective reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

                           OTHER AVAILABLE INFORMATION

         We are subject to the reporting requirements of the SEC. Accordingly, we are required to file current reports with the SEC (such as our Annual Report on Form 10-KSB and our Quarterly Reports on Form 10-QSB) pursuant to the requirements of the Exchange Act of 1934. These current reports are available and can be viewed via the SEC's EDGAR system. We will provide without charge to each person who receives a copy of this prospectus, upon written or oral request, a copy of any information that is incorporated by reference in this prospectus. Requests should be directed to Jon Baker, our Chief Executive Officer.

         We are filing a registration statement with the SEC on Form SB-2 under the Securities Act of 1933 in connection with the securities offered in this prospectus. This prospectus does not contain all of the information that is in the registration statement, and you may inspect without charge, and copy our filings, at the public reference room maintained by the SEC at 450 Fifth Street, N.W. Washington, D.C. 20549. Copies of this material may also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W. Washington, D.C. 20549, at prescribed rates.

                                    INDEX TO
                        CONSOLIDATED FINANCIAL STATEMENTS
                                 DECORIZE, INC.


                                                                     Page Number

         Consolidated Balance Sheet as of September 30, 2002              F-2

         Consolidated Statements of Operations for the three
           months ended September 30, 2002 and September 30, 2001         F-4

         Consolidated Statements of Cash Flows for the three
           months ended September 30, 2002 and September 30, 2001         F-5

         Notes to the Consolidated Financial Statements                   F-6

         Report of the Current Independent Auditor                        F-9

         Report of the Prior Independent Auditor                         F-10

         Consolidated Balance Sheet as of June 30, 2002                  F-11

         Consolidated Statements of Operations for the year ended
           June 30, 2002, the period from January 1, 2001 to
           June 30, 2001 and the period from March 6, 2000 to
           December 31, 2000                                             F-13

         Consolidated Statements of Changes in Stockholders'
           Equity for the year ended June 30, 2002, the period from
           January 1, 2001 to June 30, 2001 and the period from
           March 6, 2000 to December 31, 2000                            F-14

         Consolidated Statements of Cash Flows for the year ended
           June 30, 2002, the period from January 1, 2001 to
           June 30, 2001 and the period from March 6, 2000 to
           December 31, 2000                                             F-15

         Notes to Consolidated Financial Statements                      F-16

                                 DECORIZE, INC. AND SUBSIDIARIES
                                   CONSOLIDATED BALANCE SHEET
                                  SEPTEMBER 30, 2002 (Unaudited)


                                              ASSETS
Current assets:

    Cash and cash equivalents                                               $   128,019

    Receivables:
      Trade, less allowance for doubtful accounts of  $160,712                1,944,808
      Other                                                                      43,956

    Inventories                                                               2,025,977

    Prepaid expenses and other                                                   58,837
                                                                            -----------

      Total current assets                                                    4,201,597

    Property and equipment, net                                                 382,590

    Goodwill                                                                  3,258,938

    Other assets                                                                106,754
                                                                            -----------

Total assets                                                                $ 7,949,879
                                                                            ===========

        See accompanying notes to the consolidated financial statements.


                                       F-2

                                 DECORIZE, INC. AND SUBSIDIARIES
                             CONSOLIDATED BALANCE SHEET (continued)
                                  SEPTEMBER 30, 2002 (Unaudited)

                               LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

    Accounts payable                                                        $ 1,188,588

    Accrued salaries and commissions                                            241,551

    Other accrued expenses                                                      217,505

    Current portion long-term debt                                              247,004

    Current portion of capital lease obligations                                 23,453
                                                                            -----------

      Total current liabilities                                               1,918,101

Capital lease obligations, less current portion                                  31,430

Long-term debt, less current portion                                            383,972

Notes payable to stockholders                                                 1,645,703
                                                                            -----------

      Total liabilities                                                       3,979,206
                                                                            -----------
Stockholders' equity:

    Preferred stock, $.001 par value; 10,000,000 shares
      authorized, none issued                                                         -

    Common stock, $.001 par value; 50,000,000 shares
      authorized, 10,432,774 shares
      outstanding                                                                10,433

    Additional paid-in capital                                                7,287,917

    Accumulated deficit                                                      (3,327,677)
                                                                            -----------

      Total stockholders' equity                                              3,970,673
                                                                            -----------

Total liabilities and stockholders' equity                                  $ 7,949,879
                                                                            ===========

             See accompanying notes to the consolidated financial statements.

                                            F-3

                                 DECORIZE, INC. AND SUBSIDIARIES
                              CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               Three Months Ended
                                                   September 30, 2002          September 30, 2001
                                                   ------------------          ------------------
                                                       (Unaudited)                 (Unaudited)
Sales                                                  $ 5,215,314                 $ 2,938,739

Cost of sales                                            3,275,414                   1,937,645
                                                       -----------                 -----------

Gross profit                                             1,939,900                   1,001,094
                                                       -----------                 -----------

Operating expenses:
    Selling, general and administrative                  1,573,221                     955,519
    Stock compensation                                      15,000                     154,599
    Depreciation and amortization                           49,274                      26,547
                                                       -----------                 -----------
      Total operating expenses                           1,637,495                   1,136,665
                                                       -----------                 -----------

Operating income (loss)                                    302,405                    (135,571)

Other income (expense):
    Interest income                                            466                       1,854
    Interest expense                                      (164,703)                    (54,939)
    Other                                                   26,027                       3,611
                                                       -----------                 -----------
      Total other income (expense)                        (138,210)                    (49,474)
                                                       -----------                 -----------

Income (loss) before income taxes                          164,195                    (185,045)

Income tax benefit                                               -                      (5,100)
                                                       -----------                 -----------

Net income (loss)                                      $   164,195                 $  (179,945)
                                                       ===========                 ===========

Income (loss) per share:
      Basic:                                           $      0.02                 $     (0.02)
                                                       ===========                 ===========
      Diluted:                                         $      0.02                 $     (0.02)
                                                       ===========                 ===========
Weighted-average common shares
    outstanding:
      Basic:                                            10,432,774                  10,127,277
                                                       ===========                 ===========
      Diluted:                                          10,698,628                  10,127,277
                                                       ===========                 ===========


                    See accompanying notes to the consolidated financial statements.

                                                     F-4

                                             DECORIZE, INC. AND SUBSIDIARIES
                                          CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                            Three Months Ended
                                                                               September 30, 2002         September 30, 2001
                                                                               ------------------         ------------------
                                                                                   (Unaudited)                 (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                                                  $   164,195                $  (179,945)

Adjustments to reconcile net income (loss) to cash used in operating activities:

         Depreciation and amortization                                                  49,275                     27,827
         Compensatory issuance of common stock and stock options                        15,000                    154,599
         Deferred income tax benefit                                                         -                     (5,100)
         Amortization of debt discount                                                  93,750                          -

Changes in certain assets and liabilities:
         Receivables                                                                  (889,042)                  (727,921)
         Inventories                                                                   226,395                     59,502
         Prepaid expenses and other                                                    (10,494)                   (63,099)
         Accounts payable                                                              370,222                     90,855
         Accrued expenses and other                                                     29,927                   (235,320)
                                                                                   -----------                -----------
                Net cash provided by (used in) operating activities                     49,228                   (878,602)
                                                                                   -----------                -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
         Purchases of property and equipment                                           (15,068)                   (12,160)
         Other receivables                                                                   -                    692,085
         Acquisition of Faith Walk Designs, Inc., net of cash acquired                       -                   (272,431)
                                                                                   -----------                -----------
                Net cash provided by (used in) investing activities                    (15,068)                   407,494
                                                                                   -----------                -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
         Principal payments on long-term debt                                          (47,721)                   (64,150)
         Proceeds from issuance of long-term debt                                            -                    200,150
         Proceeds from issuance of stockholders' notes payable                               -                    271,463
         Principal payments on capital lease liabilities                                (6,492)                         -
         Issuance of common stock, net of related expenses                                   -                    215,941
         Proceeds from issuance of common stock warrants                                     -                      4,000
                                                                                   -----------                -----------
                Net cash provided by (used in) financing activities                    (54,213)                   627,404
                                                                                   -----------                -----------
                Net increase (decrease) in cash and cash equivalents                   (20,053)                   156,296

CASH AND CASH EQUIVALENTS at beginning of period                                       148,072                     89,180
                                                                                   -----------                -----------

CASH AND CASH EQUIVALENTS at end of period                                         $   128,019                $   245,476
                                                                                   ===========                ===========


                                See accompanying notes to the consolidated financial statements.

                                                              F-5

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)
1.  GENERAL

The accompanying unaudited interim consolidated financial statements of Decorize, Inc. (the "Company") have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the "Commission") for reporting on Form 10-QSB. Accordingly, certain information and footnotes required by generally accepted accounting principles for complete financial statements have been omitted. These interim statements should be read in conjunction with the consolidated financial statements and notes thereto included in Decorize, Inc.'s Form 10-KSB for the fiscal year ended June 30, 2002.

The information contained herein reflects all normal and recurring adjustments, which, in the opinion of management, are necessary for a fair presentation of the results of operations and financial position for interim periods.

2. EARNINGS PER SHARE

Basic earnings per share are computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings per share are computed similar to basic earnings per share except the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued.

The following table sets forth the computation of basic and diluted earnings per share:

                                                                Quarter Ended
                                                     ------------------------------------
                                                      September 30,         September 30,
                                                          2002                  2001
                                                     --------------        --------------
Numerator
Net income (loss) for basic and diluted
  earnings per share                                 $      164,195        $     (179,945)

Denominator
Denominator for basic earnings per share -
  weighted average shares                                10,432,774             10,127,277
Effect of employee stock options and warrants               265,854                 -
                                                     --------------        --------------
Denominator for diluted earnings per share -
  adjusted weighted average shares                       10,698,628             10,127,277
                                                     ==============        ==============

Basic income (loss) per share                                $ 0.02               $ (0.02)
                                                     ==============        ==============

Diluted income (loss) per share                              $ 0.02               $ (0.02)
                                                     ==============        ==============

3. INVENTORIES

Inventories as of September 30, 2002 consist of the following:

Finished Products                           $   1,569,281
Raw Materials                                     426,157
Work in Process                                    30,539
                                            -------------
                                            $   2,025,977
                                            =============

4. RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

On July 1, 2002, we adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 establishes a single accounting model for long-lived assets to be disposed of by sale. The adoption of SFAS No. 144 has had no significant impact on the Company's consolidated results of operations or financial position.

5. DEBT AGREEMENT

The Company entered into a securities purchase agreement on February 26, 2002. Under this agreement, the Company issued a convertible term note in the amount of $750,000 and warrants to purchase an aggregate of 300,000 shares of common stock. The note accrues at a 6% interest rate and requires equal monthly installments of principal and interest, in the amount of $68,423 to be paid on the last day of each calendar month beginning on March 31, 2003, through February 2004. Within one year from the date of the securities purchase agreement, the holder of this note may convert all or any portion of the outstanding balance of this note, including accrued but unpaid interest, into shares of common stock. The price at which the note is convertible is $2.50 per share. The warrants have an exercise price of $3.00 per share. If the Company does not obtain certain financing by December 31, 2002, the warrant exercise price will be reduced to $1.50 per share. The warrants are exercisable until February 26, 2005.

The number of shares issuable upon exercise of the warrants or conversion of the note will be adjusted to reflect any stock split or reverse stock split, or upon any recapitalization, merger, reorganization, or similar event involving the Company. In addition to these protections, the note (but not the warrants) provides for full ratchet anti-dilution price protection (if the Company sells shares at a lower price than the conversion price, then the conversion price is reduced accordingly).

The estimated fair value of the warrants and beneficial conversion terms related to this convertible note payable issued on February 26, 2002, amounted to $276,515 and $473,485, respectively, on that date, and were recorded as a discount on the note. The discount is being amortized to interest expense over the two-year term of the note, using the interest method. The unamortized value of the warrant and beneficial conversion option of the note amounted to $195,865 and $335,385, respectively, at September 30, 2002.

6. SUBSEQUENT EVENTS

On October 9, 2002, a stockholder of the Company repaid two loans to a financial institution, in the aggregate amount of $288,770, on behalf of the Company. The Company then issued a promissory note payable to this stockholder in the same amount. This note bears interest at a rate of 5.75%. Interest is due on this note quarterly with principal and any unpaid interest due on October 25, 2005. The notes evidencing the repaid loans, accordingly, have been included in long-term debt in the accompanying September 30, 2002 consolidated balance sheet.

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders
Decorize, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Decorize, Inc. and subsidiaries as of June 30, 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Decorize, Inc. and subsidiaries as of June 30, 2002, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

As discussed in Note 1 to the consolidated financial statements, in the fiscal year ended June 30, 2002, the Company changed its method of accounting for goodwill as a result of the adoption of Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets."

                                                           /s/ Ernst & Young LLP


Kansas City, Missouri
September 12, 2002

[LOGO]

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Decorize, Inc. and Subsidiary
Springfield, Missouri

We have audited the consolidated statements of operations, stockholders' equity, and cash flows of Decorize, Inc. and Subsidiary for the six months ended June 30, 2001 and the period March 6, 2000 to December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Decorize, Inc. and Subsidiary for the six months ended June 30, 2001 and the period March 6, 2000 to December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/ Kirkpatrick, Phillips & Miller

September 7, 2001
Springfield, Missouri

                         DECORIZE, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                  June 30, 2002

ASSETS
Current assets:

     Cash and cash equivalents                                         $    148,072

     Receivables:
         Trade, less allowance for doubtful accounts of $140,571          1,045,418
         Other                                                               54,304
                                                                       ------------
                                                                          1,099,722

     Inventories                                                          2,252,372

     Prepaid expenses and other current assets                               77,630
                                                                       ------------

         Total current assets                                             3,577,796

Property and equipment, net                                                 403,921

Goodwill                                                                  3,258,938

Other assets                                                                 90,343
                                                                       ------------

Total assets                                                           $  7,330,998
                                                                       ============

                 See notes to consolidated financial statements

                         DECORIZE, INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEET (continued)
                                 June 30, 2002

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:

     Accounts payable                                                  $    818,366

     Accrued salaries and commissions                                       245,974

     Other accrued expenses                                                 183,155

     Current portion of long-term debt                                      462,970

     Current portion of capital lease obligations                            27,447
                                                                       ------------

           Total current liabilities                                      1,737,912

Capital lease obligations, less current portion                              34,712

Long-term debt, less current portion                                        121,193

Notes payable to stockholders                                             1,645,703
                                                                       ------------

           Total liabilities                                              3,539,520
                                                                       ------------

Stockholders' equity:

     Preferred stock, $.001 par value; 10,000,000
       shares authorized, none issued                                            --

     Common stock, $.001 par value; 50,000,000 shares
       authorized, 10,432,774 shares issued and outstanding                  10,433

     Additional paid-in capital                                           7,272,917

     Accumulated deficit                                                 (3,491,872)
                                                                       ------------

     Total stockholders' equity                                           3,791,478
                                                                       ------------

Total liabilities and stockholders' equity                             $  7,330,998
                                                                       ============

                 See notes to consolidated financial statements

                                         DECORIZE, INC. AND SUBSIDIARIES
                                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                            Period from            Period from
                                                    Year Ended           January 1, 2001 to      March 6, 2000 to
                                                   June 30, 2002           June 30, 2001        December 31, 2000
                                                   -------------           -------------        -----------------
Sales                                               $ 14,081,833           $    842,274           $    284,307

Cost of sales                                          9,140,368                585,135                220,829
                                                    ------------           ------------           ------------

Gross profit                                           4,941,465                257,139                 63,478
                                                    ------------           ------------           ------------

Operating expenses:
      Selling, general and administrative              5,682,428                952,901                604,866
      Stock compensation                                 753,893                 41,665                 50,000
      Depreciation and amortization                      125,433                 27,545                 17,190
                                                    ------------           ------------           ------------
             Total operating expenses                  6,561,754              1,022,111                672,056
                                                    ------------           ------------           ------------

Loss from operations                                  (1,620,289)              (764,972)              (608,578)
                                                    ------------           ------------           ------------

Other income (expense):
      Interest income                                      4,573                  7,822                 15,475
      Interest expense                                  (204,778)                (4,699)                  (485)
      Interest expense - amortization of debt
        discount                                        (125,000)                    --                     --
      Other                                              (38,648)               (80,000)               (72,293)
                                                    ------------           ------------           ------------
             Total other income (expense)               (363,853)               (76,877)               (57,303)
                                                    ------------           ------------           ------------

Loss before income taxes                              (1,984,142)              (841,849)              (665,881)

Income tax provision (benefit)                            32,700                (32,700)                    --
                                                    ------------           ------------           ------------

Net loss                                            $ (2,016,842)          $   (809,149)          $   (665,881)
                                                    ============           ============           ============

Basic and diluted net loss
      per share                                     $      (0.20)          $      (0.13)          $      (0.11)
                                                    ============           ============           ============

Basic and diluted weighted-average
      common shares outstanding                       10,306,274              6,117,338              5,820,672
                                                    ============           ============           ============


                                 See notes to consolidated financial statements

                                                      F-13

                                                 DECORIZE, INC. AND SUBSIDIARIES
                                    CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                                                         Receivables
                                                                                                            from
                                                                          Additional                    Stockholders
                                                    Common Stock           Paid-in       Accumulated      for Stock
                                              Shares        Par Value      Capital         Deficit        Issuance         Total
                                            -----------     ---------    ------------    -----------     ----------     -----------
Balances at March 6, 2000                             -     $       -    $          -     $        -     $        -     $         -

Net proceeds from issuance of
 common stock                                 5,820,672         5,821       1,769,179              -       (330,000)      1,445,000

Net loss                                              -             -               -       (665,881)             -        (665,881)
                                            -----------     ---------    ------------    -----------     ----------     -----------

Balance at December 31, 2000                  5,820,672         5,821       1,769,179       (665,881)      (330,000)        779,119

Exercise of stock options                       109,864           110          41,555              -              -          41,665

Collections of receivables for
 stock issuance                                       -             -               -              -        330,000         330,000

Issuance of common stock
 for acquisition of GuildMaster, Inc.         3,193,464         3,193       2,049,284              -              -       2,052,477

Net proceeds from issuance of
 common stock                                   876,000           876         651,118              -              -         651,994

Net loss                                              -             -               -       (809,149)             -        (809,149)
                                            -----------     ---------    ------------    -----------     ----------     -----------

Balances at June 30, 2001                    10,000,000        10,000       4,511,136     (1,475,030)             -       3,046,106

Issuance of common stock
 in connection with the acquisition of
 Faith Walk Designs, Inc.                       161,443           162         509,838              -              -         510,000

Issuance of stock warrants                            -             -         124,000              -              -         124,000

Allocation of proceeds from issuance of
 convertible note payable to
 warrants and benefical conversion                    -             -         750,000              -              -         750,000

Compensation related to issuance
 of stock options to a non-employee                   -             -          45,000              -              -          45,000

Net proceeds from sale of common
 stock, net of offering costs $10,679           270,000           270         624,051              -              -         624,321

Issuance of common stock
 for services                                     1,331             1           2,999              -              -           3,000

Stock compensation expense related to
 stock options issued under
 Equity Incentive Plan                                -             -         705,893              -              -         705,893

Net loss                                              -             -               -     (2,016,842)             -      (2,016,842)
                                            -----------     ---------    ------------    -----------     ----------     -----------

Balances at June 30, 2002                    10,432,774     $  10,433    $  7,272,917    $(3,491,872)    $        -     $ 3,791,478
                                            ===========     =========    ============    ===========     ==========     ===========


                                       See notes to the consolidated financial statements.

                                                              F-14

                                                 DECORIZE, INC. AND SUBSIDIARIES
                                              CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                                 Period from       Period form
                                                                             Year Ended        January 1, 2001   March 6, 2000 to
                                                                            June 30, 2002     to June 30, 2002   December 31, 2000
                                                                            -------------     ----------------   -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                                    $(2,016,842)          $(809,149)         $ (665,881)

Adjustments to reconcile net loss to cash used in
  operating activities:
     Depreciation                                                               111,858              27,756              17,190
     Amortization                                                                13,575                  --                  --
     Deferred income taxes                                                       32,700             (32,700)                 --
     Amortization of debt discount                                              125,000                  --                  --
     Provision for doubtful accounts                                            178,402                  --                  --
     Non-cash stock compensation                                                753,893              41,665              50,000
     Gain on sale of property and equipment                                      (1,266)                 --                  --
     Loss on abandonment of property and equipment                                   --                  --              72,293

Changes in operating assets and liabilities,
  net of the effects of acquisitions:
     Receivables                                                                190,633            (140,799)            (22,970)
     Inventories                                                               (304,583)           (146,793)            (61,055)
     Prepaid expenses and other assets                                           30,615             (12,825)           (125,445)
     Accounts payable                                                           174,617              52,627              86,679
     Accrued expenses and other liabilities                                    (174,914)            170,292              35,710
                                                                            -----------           ---------          ----------
         Net cash used in operating activities                                 (886,312)           (849,926)           (613,479)
                                                                            -----------           ---------          ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of property and equipment                                       (129,534)            (29,824)           (222,448)
     Proceeds from sale of property and equipment                                14,197                  --                  --
     Collections on other receivables                                                --             (69,537)                 --
     Acquisition of Guildmaster, Inc., net of cash acquired                          --                 300                  --
     Acquisition of Faith Walk Designs, Inc., net of cash acquired             (295,812)                 --                  --
                                                                            -----------           ---------          ----------
         Net cash used in investing activities                                 (411,149)            (99,061)           (222,448)
                                                                            -----------           ---------          ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Principal payments on long-term debt                                      (338,507)                 --                  --
     Proceeds from issuance of long-term debt                                   933,391                  --                  --
     Principal payments on stockholders' notes payable                          (51,505)                 --                  --
     Proceeds from issuance of stockholders' notes payable                      162,167                  --                  --
     Proceeds from receivables for issuance of common stock                          --             330,000                  --
     Net proceeds from issuance of common stock                                 624,321             152,770           1,395,000
     Proceeds from issuance of common stock warrants                             44,000                  --                  --
     Principal payments on capital lease obligations                            (17,514)             (1,568)             (2,108)
                                                                            -----------           ---------          ----------
         Net cash provided by financing activities                            1,356,353             481,202           1,392,892
                                                                            -----------           ---------          ----------
         Net increase (decrease) in cash and cash equivalents                    58,892            (467,785)            556,965

CASH AND CASH EQUIVALENTS at beginning of period                                 89,180             556,965                  --
                                                                            -----------           ---------          ----------
CASH AND CASH EQUIVALENTS at end of period                                  $   148,072              89,180             556,965
                                                                            ===========           =========          ==========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
         Cash paid during the year for interest                             $   178,402           $   4,699          $      485

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING AND INVESTING ACTIVITIES
     Common stock warrants issued in conjunction with
       convertible note payable                                             $   276,515           $      --          $       --
     Beneficial conversion option associated with convertible
       note payable                                                             473,485                  --                  --
     Equipment acquired through issuance of capital lease obligations            60,173                  --              10,204


                                         See notes to consolidated financial statements

                                                              F-15

                          DECORIZE, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Nature of business - Decorize, Inc. and its subsidiaries (the Company) is a manufacturer and wholesaler of imported home furnishings and home accent items. The business of the consolidated group is conducted through Decorize, Inc., GuildMaster, Inc. and Faith Walk Designs, Inc.

     Principles of consolidation - The consolidated financial statements include the accounts of Decorize, Inc. and its wholly-owned subsidiaries, GuildMaster, Inc. and Faith Walk Designs, Inc which were acquired in June 2001 and July 2001, respectively. The results of operations of companies acquired are included in the consolidated financial statements from the effective date of acquisition (see Note 2). All significant intercompany accounts, transactions and profits have been eliminated in consolidation.

     Concentration of credit risk - The Company has established relationships with several major customers. One accounted for 19.9% of the Company's sales for the year ended June 30, 2002. Another accounted for 38.9% for the period March 6, 2000 (inception) to June 30, 2001. The Company's financial instruments exposed to concentration of credit risk consist primarily of cash and accounts receivable. The Company places its cash with high credit quality financial institutions and, at times, such cash may be in excess of the federal depository insurance limit. The Company grants credit to customers who meet the Company's pre-established credit requirements and generally does not require collateral to secure payment of accounts receivable. The Company provides for estimated uncollectible accounts receivable in the accompanying consolidated financial statements.

     Cash equivalents - Cash equivalents include money market funds and all highly liquid debt instruments with maturities of three months or less at the date of their purchase. Substantially all cash was in the form of depository accounts.

     Inventories - Inventories for Decorize, Inc., GuildMaster, Inc. and Faith Walk Designs, Inc. are stated at the lower of cost, as determined by the first-in first-out (FIFO) method, or market.

     Property and equipment - Property and equipment have been stated at cost less accumulated depreciation. As required by Statement of Position 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use," the Company capitalized $167,088 related to computer software developed or obtained for internal use. Depreciation has been computed by applying the straight-line method to each asset category over their estimated lives as, follows:

                                                                        June 30,
           Category                                Estimated Life         2002
           --------                                --------------         ----
           Automobiles                                  5 years       $  14,718
           Warehouse and production equipment         5-7 years          62,939
           Computer software                            3 years         167,088
           Office and computer equipment              3-7 years         241,323
           Leasehold improvements                    lease term          71,606
                                                                      ---------
           Total                                                        557,674
           Accumulated depreciation                                     153,753
                                                                      ---------
           Net property and equipment                                 $ 403,921
                                                                      =========


     Impairment of long-lived assets - Long-lived assets, including certain finite-lived intangibles, are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The Company reviews applicable long-lived assets on a periodic basis. When events or changes in circumstances indicate an asset may not be recoverable, the Company estimates the future cash flows expected to result from the use of the asset. If the sum of the expected undiscounted future cash flows is less than the carrying value of the asset, an impairment loss is recognized. The impairment loss is recognized by measuring the difference between the carrying value of the assets and the fair market value of the assets. The Company's estimates of fair values are based on the best information available and require the use of estimates, judgments, and projections as considered necessary. The actual results may vary significantly. No impairment losses have been recorded in any period.

     Goodwill - Effective July 1, 2001, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," which was issued by the Financial Accounting Standards Board (FASB) in July 2001. SFAS No. 142 requires that an intangible asset that is acquired shall be initially recognized and measured based on its fair value. SFAS No. 142 also provides that goodwill should not be amortized, but shall be tested for impairment annually, or more frequently if circumstances indicate potential impairment, through a comparison of fair value to its carrying amount. The Company did not identify or record a charge as a result of the impairment test required with the adoption of this new standard. No amortization of goodwill has been recorded in any period.

     Income Taxes- The Company accounts for income taxes using the liability method in accordance with SFAS No. 109, Accounting for Income Taxes. See
     Note 8. Under the liability method, deferred tax assets and liabilities are recorded based on differences between financial reporting and tax bases of assets and liabilities and are measured by the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     Revenue recognition - Revenue is generally recognized when the earnings process is complete and the risks and rewards of ownership have transferred to the customer, which is generally considered to have occurred upon receipt of the products at customer locations. The Company assigns a significant portion of its accounts receivable to First Factors Corporation on a pre-approved non-recourse basis.

     Shipping and handling costs - Shipping and handling costs are recorded at the time product is shipped or delivered to the customer and are included in cost of sales in the accompanying consolidated statements of operations.

     Advertising costs - The Company expenses advertising costs as they are incurred. Advertising expenses for the year ended June 30, 2002, the period from January 1, 2001 to June 30, 2001, and the period from March 6, 2000 to December 31, 2000 were $349,086, $74,601 and $145,246, respectively.

     Accounting for stock-based compensation - In accordance with Accounting Principles Board (APB) Opinion No. 25 and related interpretations, the Company uses the intrinsic value-based method for measuring stock-based compensation cost. APB Opinion No. 25 measures compensation cost as the excess, if any, of the quoted market price of company common stock at the grant date over the amount the employee must pay for the stock. Required pro forma disclosures of compensation expense determined under the fair value method of SFAS No. 123, Accounting for Stock-Based Compensation, are presented in Note 10.

     The Company adopted Financial Accounting Standards Board Interpretation No. 44 (FIN 44), Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25, effective July 1, 2000. In accordance with FIN 44, when an award is modified to accelerate vesting, a new measurement date results (see Note 10).

     Financial instruments - The carrying amounts of the Company's financial instruments, which consist principally of cash, accounts receivable, accounts payable and notes payable approximate fair value.

     Loss per share - Basic loss per share excludes the dilutive effect of outstanding stock options and warrants and is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted loss per share also excludes the otherwise dilutive effects of outstanding stock options and warrants as their effects would be anti-dilutive.

     Recent Accounting Standards and significant accounting policies - In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and resolved significant implementation issues that had evolved since the issuance of SFAS No. 121. SFAS No. 144 also establishes a single accounting model for long-lived assets to be disposed of by sale. The Company will adopt SFAS No. 144 in the first quarter of fiscal 2003. Adoption of SFAS No. 144 is not expected to have a significant impact on the Company's consolidated results of operations or financial position.

     Use of estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

     Reclassifications - Certain amounts in the 2000 and 2001 consolidated financial statements have been reclassified to conform to the 2002 presentation.

(2)  MERGERS AND ACQUISITIONS

     Far East Direct, L.L.C., a Missouri limited liability company was formed on February 7, 2000. This company began operating on March 6, 2000. On March 29, 2000, Far East Direct, L.L.C. changed its name to Decorize.com, L.L.C. On March 28, 2001, Decorate, Inc. was incorporated as a Missouri corporation for the purpose of changing the legal form of Decorize.com, L.L.C. Decorize.com, L.L.C. was merged into Decorate, Inc. on June 18, 2001. Since the two entities were owned by the same individuals, no adjustments to the carrying value of assets or liabilities were recorded.

     Decorate, Inc. was acquired on June 29, 2001, by Guidelocator.com, Inc. (Guidelocator), a Texas corporation. Guidelocator was a publicly held company that had minimal operations. Guidelocator issued 7,700,000 shares (77% of the total outstanding shares after the acquisition) of its common stock in exchange for all of the outstanding shares of Decorate, Inc. common stock. After the acquisition, the shareholders of Decorate, Inc. held the majority of the outstanding common stock of Guidelocator. Because of this, Decorate, Inc. is considered the acquiring company for accounting purposes. On July 6, 2001, Guidelocator merged into Decorize, Inc., a Delaware corporation and wholly-owned subsidiary of Guidelocator formed solely for that purpose.

     At the same time Decorate, Inc. was incorporated, JB Express, Inc., a wholly-owned subsidiary of Decorate, Inc. was formed as a Missouri corporation. JB Express, Inc. merged with GuildMaster, Inc. on June 18, 2001, and then changed its name to GuildMaster, Inc. The acquisition of GuildMaster, Inc. was accounted for as a purchase, and the results of operations of GuildMaster, Inc. have been included in the consolidated results of the Company since the acquisition date. GuildMaster, Inc. incurred a net loss of $3,941 for the period June 18, 2001, to June 30, 2001. The purchase price was comprised of common stock valued at $2,052,477, the issuance of a $375,000 promissory note to selling stockholders and acquisition costs. The $2,500,000 cost of the acquisition was allocated based on fair market values of the net assets acquired.

               Cash                                   $      300
               Accounts Receivable                       437,984
               Other Receivables                          43,299
               Inventories                             1,225,262
               Prepaid expenses and other                 60,737
               Property and equipment                    122,821
               Goodwill (not tax deductible)           2,125,949
               Accounts Payable                          (41,140)
               Accrued Expenses                         (122,680)
               Other liabilities                        (268,160)
               Long-term Debt                           (159,372)
               Notes payable to stockholder             (925,000)
                                                      ----------
                                                      $2,500,000
                                                      ==========

     On July 27, 2001, Decorate, Inc. was merged into Decorize, Inc. Upon the completion of this merger, the assets and liabilities of the former Decorize.com, L.L.C. were held directly by Decorize, Inc. and Decorize, Inc. had one wholly-owned subsidiary, GuildMaster, Inc.

     On July 31, 2001, Faith Walk Designs, Inc. was merged with and into Step of Faith, Inc., a wholly owned subsidiary of Decorize, Inc. Step of Faith, Inc. then changed its name to Faith Walk Designs, Inc. Faith Walk has historically sourced its products in unpainted form from United States suppliers and added design finishing in Faith Walk's Houston, Texas manufacturing facility. However, under the Company's "direct ship" strategy, Faith Walk is now creating designs and then sourcing finished products from the Company's suppliers in the far east at substantially reduced cost levels that will allow Faith Walk to reduce prices to its customers, and still increase its gross margins on current product offerings. The Company acquired Faith Walk due to its unique product design and talented workforce.

     The $1,021,555 purchase price was comprised of a 6.75% promissory note due July 31, 2003 in the principal amount of $215,743, cash of $295,812 and 161,443 shares of Decorize, Inc. common stock (valued at $510,000). The acquisition was accounted for as a purchase, and the results of operations of Faith Walk Designs, Inc. have been included in the consolidated results of the Company since the acquisition date. The total cost of this acquisition, was allocated based on fair market values of the net assets acquired as follows:

          Accounts receivable                     $       327,467
          Inventories                                     514,679
          Prepaid expenses and other                       13,156
          Property and equipment                           70,945
          Goodwill (not tax deductible)                 1,132,989
          Accounts payable                               (463,303)
          Accrued expenses                                 (5,709)
          Other liabilities                               (81,492)
          Long-term debt                                 (487,177)
                                                  ---------------
                                                  $     1,021,555
                                                  ===============

     The following unaudited pro forma information summarizes the results of operations for the periods indicated as if the GuildMaster and Faith Walk acquisitions had been completed as of the beginning of the periods presented. Pro forma data for the year ended June 30, 2002 would not be materially different than actual results of operations due to the date of the Faith Walk acquisition, and is therefore not presented. The pro forma data gives effect to actual operating results prior to the merger. Adjustments to interest expense, depreciation expense and income taxes are reflected in the pro forma data. No effect has been given to cost reductions or operating synergies in this presentation. These pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the merger had occurred as of the beginning of the periods presented or that may be obtained in the future.

                                            Period from          Period from
                                          January 1, 2001     March 6, 2000 to
                                         to June 30, 2001     December 31, 2000
                                         ----------------     -----------------
     Sales                               $      4,662,660     $       9,189,422
     Cost of sales                              3,061,518             5,688,517
                                         ----------------     -----------------

     Gross profit                               1,601,142             3,500,905
     Operating expenses                         2,542,913             3,655,796
                                         ----------------     -----------------

     Net Income (loss) from
     operations                                  (941,771)             (154,891)
     Other income (expense)                      (153,153)             (236,770)
                                         ----------------     -----------------

     Net Loss before income taxes              (1,094,924)             (391,661)
     Income tax benefit                          (197,086)              (70,499)
                                         ----------------     -----------------

     Net loss                            $       (897,838)    $        (321,162)
                                         ================     =================

     Basic and diluted loss per
     share                               $          (0.10)    $           (0.04)
                                         ================     =================


(3)  INVENTORIES

     Inventories as of June 30, 2002 consist of the following:

          Raw materials and supplies       $     556,858
          Finished products                    1,691,225
          Work in process                          4,289
                                           -------------
                                           $   2,252,372
                                           =============

(4)  LEASES

     The Company leases various plant, office and showroom facilities and certain other equipment under agreements accounted for as operating leases. These leases expire through April 2008 and certain leases contain renewal options.

     The Company also leases equipment under agreements accounted for as capital leases. The assets under capital leases are amortized on a straight-line basis over the term of the lease, and lease amortization is included in depreciation expense. Property and equipment included $87,970 of assets under capital lease less $19,008 in accumulated amortization at June 30, 2002.

     Future minimum payments for non-cancelable capital and operating leases with initial or remaining terms of one year or more at June 30, 2002 are as follows:

          Year Ended                              Capital Leases       Operating Leases
          ----------                              --------------       ----------------
          June 30, 2003                            $    35,056           $       371,479
          June 30, 2004                                 26,345                   292,639
          June 30, 2005                                 13,018                   274,648
          June 30, 2006                                     --                   252,588
          June 30, 2007 and beyond                          --                   295,458
                                                   -------------         ---------------

          Total minimum lease payments                  74,419           $     1,486,812
                                                                         ===============

          Less amount representing interest             12,260
                                                   -----------

          Present value of minimum lease payments       62,159
          Less current portion                          27,447
                                                   -----------
                                                   $    34,712
                                                   ===========

     Total rent expense incurred under operating leases amounted to $365,227 $22,470 and $13,128 for the year ended June 30, 2002, the period from January 1, 2001 to June 30, 2001 and the period from March 6, 2000 to December 31, 2000, respectively. The depreciation of assets held under capital leases is included in depreciation expense in the accompanying consolidated statements of operations.

(5)  DEBT

     The Company has the following long-term debt at June 30, 2002:

                                                                   June 30, 2002
                                                                   -------------
     Note payable to bank in monthly installments of $3,201,
       including interest at the bank's prime rate plus 1% (4.75%
       at June 30, 2002), through June 2007, secured by
       inventories and accounts receivable;                          $ 132,499

     Note payable to NestUSA in monthly installments of $68,423 including interest at 6% through February 2004, as
       discussed below                                                 750,000

     Less unamortized discount related to warrants and beneficial
       conversion option discussed below                              (625,000)
                                                                     ---------
                                                                       125,000

     Note payable to bank in monthly installments of $1,111 plus interest, at the bank's prime rate plus 1.25% (4.75% at
       June 30, 2002), through September 2002, secured by
       substantially all assets                                        176,648

     Note payable to bank in monthly installments of $10,000,
       plus interest at the bank's prime rate plus 1% (4.75% at
       June 30, 2002), through September 2002, secured by
       subtantially all assets                                         150,016
                                                                     ---------
                                                                       584,163

     Less current portion                                              462,970
                                                                     ---------
                                                                     $ 121,193
                                                                     =========

     The aggregate principal amounts of long-term debt to be paid in each of the next five years ending June 30, including amounts attributable to the unamortized discount on the $750,000 note payable, totaling $625,000 at June 30, 2002, are as follows:

                 Year Ended                    Aggregate Principal
                   June 30                         Maturities
                 ----------                     ----------------

                     2003                      $         552,804
                     2004                                583,196
                     2005                                 32,400
                     2006                                 34,400
                     2007                                  6,363
                                               -----------------
                                               $       1,209,163
                                               =================

     The Company entered into a securities purchase agreement on February 26, 2002. Under this agreement the Company issued a convertible term note in the amount of $750,000 and warrants to purchase an aggregate of 300,000 shares of common stock. The note accrues interest at a 6% rate and requires equal monthly installments of principal and interest, in the amount of $68,423 to be paid on the last day of each calendar month beginning on March 31, 2003, through February 2004. Within one year the holder of this note may convert all or any portion of the outstanding balance of this note, including accrued but unpaid interest, into shares of common stock. The price at which the note is convertible is $2.50 per share. The warrants have an exercise price of $3.00 per share. If the Company does not obtain a specified amount of financing by December 31, 2002, the warrant exercise price will be reduced to $1.50 per share. The warrants are exercisable until February 26, 2005.

     The estimated fair value of the warrants and beneficial conversion terms related to this convertible note payable issued on February 26, 2002, amounted to $276,515 and $473,485, respectively, and were recorded as a discount on the note. The discount is being amortized to interest expense over the two-year term of the convertible note payable using the interest method.


     Notes payable to stockholders at June 30, 2002 consists of the following unsecured notes, all of which are due July 31, 2003:

          Prime + 1%; with interest due at maturity;                  925,000

          Prime + 1%; with interest due at maturity;                  375,000

          Prime; with interest due at maturity;                       131,463

          6.75%; with interest due at maturity;                       214,240
                                                                   ----------
                                                                   $1,645,703
                                                                   ==========

     The prime rate of interest at June 30, 2002 was 4.75%. Subsequent to June 30, 2002, the maturity date of all notes payable to stockholders was extended to July 31, 2004.

     A bank loan agreement requires GuildMaster, Inc. to maintain certain covenants, the more important of which restricts the purchase of its stock and payment of dividends.

(6)  STOCKHOLDERS' EQUITY

     On August 4, 2001, the Company's board of directors authorized the issuance of up to 500,000 common stock purchase warrants to 11 former holders of Class B units in Decorize.com, L.L.C. in exchange for up to $50,000 ($44,000 of which was received) and the waiver by such holders of any claims they might have against Decorize, Inc. in connection with the formation of the Company in June 2001. The warrants are exercisable for $2.00 per share until June 30, 2003. As of June 30, 2002, 470,000 warrants remained outstanding and 30,000 warrants had been exercised for consideration of $60,000. The Company accrued an $80,000 charge in June 2001, related to the fair value of these warrants, less cash to be received.

     In February 2002, the Company completed a private placement financing of $525,000 of restricted securities consisting of common stock and common stock warrants to accredited investors, which was exempt from registration pursuant to Rule 506 of Regulation D of the Securities Act. The Company sold the shares and warrants as Units at prices between $2.25 and $2.50 per Unit, with each Unit consisting of one share of our common stock and one five-year warrant to purchase one share of common stock for $4.00 per share. The minimum purchase was 20,000 units for $50,000. On February 28, 2002, the Company closed the private placement subscriptions for 220,000 units at a total selling price of $525,000.

     In addition, the Company issued an additional 20,000 shares of common stock for aggregate proceeds of $50,000 during fiscal 2002.

     The Company agreed to prepare a registration statement covering the common stock issued pursuant to sale of the units and the associated warrants. The Company further pledged to use its best efforts to cause the registration statement for the common stock to be made effective by the SEC and to maintain the effectiveness of the registration statement until all such common stock has been resold by the initial owners.

(7)  RETIREMENT PLAN

     GuildMaster, Inc. has a 401(K) plan covering all full-time employees. Contributions to the plan for any fiscal year, as determined by the Board of Directors, are discretionary but, in no event, will they exceed 15 percent of the annual aggregate salaries of those employees eligible for participation in the plan plus carryovers from prior years. No employer amounts were contributed to the plan for any period presented in these consolidated financial statements.

(8)  INCOME TAXES

     The components of the income tax provision (benefit) consist of the following:

                                                                 Period from
                                      Year Ended              January 1, 2001 to
                                     June 30, 2002              June 30, 2001
                                     -------------              -------------
          Current                      $      -                   $       -
          Deferred                       32,700                     (32,700)
                                       --------                   ---------
                Total                  $ 32,700                   $ (32,700)
                                       ========                   =========

     The difference between the reported income tax provision (benefit) and taxes determined by applying the applicable U.S. Federal statutory income tax rate to loss before taxes is reconciled as follows:

                                                                   Period from
                                                                 January 1, 2001
                                                    Year Ended          to
                                                     June 30,        June 30,
                                                       2002            2001
                                                       ----            ----
     Income tax provision (benefit) at federal
       statutory rate                                $(674,608)    $ (286,229)
     Increase (decrease) in taxes resulting from:
       Losses passed through to Decorize.com,
        L.L.C. members                                       -        262,868
     State income taxes                                (81,846)             -
     Non-deductible expenses                             5,649            265
     Changes in valuation reserve                      821,611
     Other                                             (38,106)        (9,604)
                                                     ---------     ----------
     Income tax provision (benefit)                  $  32,700     $  (32,700)
                                                     =========     ==========

     As discussed in Note 2, Decorate, Inc. merged with Decorize.com, L.L.C. on June 18, 2001. Because Decorize.com, L.L.C. operated as a limited liability company, any net losses incurred between March 6, 2000 and June 18, 2001, were passed through to each member of the limited liability company with no income tax benefit resulting to the Company.

     Deferred income taxes reflect the net effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes.

     Significant components of deferred tax liabilities and assets as of June 30, 2002 are presented below:

                                                    June 30, 2002
                                                    -------------
          Deferred tax assets:
            Start-up and organizational
              costs not deducted for tax
              purposes                                $  20,941
            Allowance for doubtful accounts              59,159
            Capitalized lease obligations                 2,489
            Accrued expenses not
              deducted for tax purposes                  33,164
            Net operating loss carryforwards            715,687
                                                      ---------
                                                        831,440
            Valuation allowance                        (821,611)
                                                      ---------
          Net deferred tax assets                         9,829
          Deferred tax liabilities:
            Property and equipment                       (9,829)
                                                      ---------
          Net deferred taxes                          $      --
                                                      =========

     During the year ended June 30, 2002, the Company recorded a valuation reserve for the full amount of the net deferred tax asset otherwise recorded due to the losses incurred causing uncertainty as to the realizability of the deferred tax assets in future years. As of June 30, 2002, the Company had net operating loss carry forwards of approximately $1,810,000 which will expire in varying amounts from 2021 to 2022, if unused. Utilization of the net operating loss carry forward may be subject to certain limitations as a result of changes in ownership of the Company.

(9)  LOSS PER SHARE

     The computation of diluted loss per share on the accompanying consolidated statements of operations excludes the effect of the assumed exercise of 784,998 and 344,823 of stock options that were outstanding as of June 30, 2002, and June 30, 2001, respectively, because the effect would be anti-dilutive.

(10) STOCK OPTION PLAN

     The Company has elected to follow APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its employee stock options because, as described below, the alternative fair value accounting provided under SFAS No. 123 requires use of option valuation models that were not developed for use in valuing employee stock options.

     The Company has a stock options plan (Equity Incentive Plan) providing for incentive and nonqualified stock options under which 3,000,000 shares of common stock are available to issuance to employees, officers, directors, and consultants. Options granted under this plan may expire as much as 10 years from the date of the grant at prices determined by the Board of Directors. No options were granted during the period from March 6, 2000 to December 31, 2000.

     A summary of the Company's stock option activity and related information for the year ended June 30, 2002 and the period from January 1, 2001 to June 30, 2001 is as follows:

                                      2002                              2001
                                      ----                              ----
                                           Weighted-average                  Weighted-average
                             Options        Exercise Price      Options       Exercise Price
                             -------        --------------      -------       --------------
Outstanding at beginning
   of period                  344,823         $     .99               -         $       -
Granted                       454,700              2.73         454,687              0.75
Exercised                           -                 -         109,864              0.004
Forfeited                     (14,525)             2.26               -                 -
                            ---------                         ---------
Outstanding at end
   of period                  784,998              1.97         344,823               .99
                            =========                         =========
Exercisable at end
   of period                  547,675              1.68               -                 -
Weighted-average fair
value of options granted
during the period                                  1.58                               .23

     For options outstanding as of June 30, 2002, the number of options, range of exercise Price, weighted-average exercise price, and weighted-average remaining contractual life for each group of options are as follows:

                                              Weighted-           Weighted-
                                               Average             Average
                                               Exercise           Remaining
     Range of Prices         Options            Price          Contractual Life
     ---------------         -------          ---------        ----------------
     $0.80 to $1.13           339,498           $0.98            6.00 years
     $2.60 to $2.70           420,500            2.66            6.63 years
     $3.95 to $4.20            25,000            4.00            3.56 years

     Pro forma information regarding net loss and loss per share is required by SFAS No. 123 using the fair value method of that statement. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2002 and 2001, respectively: risk-free interest rates of 4.4% and 6%; volatility factors of the expected market price of the Company's common stock of 0.516 and 0.463; a weighted-average expected life of the option ranging from five to seven years; and a 0% dividend yield over the expected life of the options.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures the estimated fair value of the options is amortized to expense over the option vesting period. The Company pro forma information follows:

                                                     Year ended June 30,
                                                            2002
                                                            ----
                    Pro forma net loss                 $ (2,518,839)
                    Pro forma loss
                      per share
                      basic and diluted                $       (.24)

     The pro forma results for the period from January 1, 2001 to June 30, 2001 would not have been materially different than actual results.

     In February 2001, Decorize.com, L.L.C. issued a total of 41,257 unit options to ten employees. These options were all exercised in February 2001 at a price of $0.01 per unit. The units were ultimately converted into 109,894 shares of the Company's stock.

     The Company granted stock options to certain executives, employees and directors on October 8, 2001, November 21, 2001 and May 6, 2002. The exercise price of these options granted equals the market price on the date of the grant. There is no recorded expense related to grants of these options.

     On January 16, 2002, the Company granted options to an executive with an exercise price below the market price on the date of the grant. The Company has recorded $87,500 of stock compensation expense related to these options in fiscal 2002.

     On October 3, 2001, the Board of Directors approved the acceleration of vesting of 339,498 options granted June 29, 2001, held by certain current employees, including officers of the Company. These options have a 7-year life and originally vested on certain performance requirements being met. With the Board approval, these options became fully vested as of June 29, 2002. Other than the changes in the vesting period, there was no other change in the terms of the original options as granted.

     FIN 44 requires, among other things, that stock options, which have been modified after December 15, 1998, to accelerate vesting, be accounted for with a new measurement date. Compensation is measured based on the award's intrinsic value at the date of modification and expensed over the new expected vesting period. As a result of the application of FIN 44, the Company recorded a non-cash stock compensation expense of $618,393 in fiscal 2002. In future periods, the Company will not have to record any additional stock compensation related to these options as they became fully vested on June 29, 2002.

     The Company issued a warrant to purchase 150,000 shares of its common stock to an outside consultant for services rendered. The warrant has an exercise price of $3.00 per share and expires in November 2004.

(11) DEFERRED COMPENSATION

     In January 2001 the Company entered into a deferred compensation agreement with one of its officers. The Company deferred $40,000 of the officer's salary for the period January 1, 2001 to December 31, 2001. In January 2002, the Company paid the entire amount of the deferred compensation to its officer. No deferred compensation existed at June 30, 2002.

(12) EMPLOYMENT AGREEMENTS

     As part of the GuildMaster, Inc. merger, employment agreements were entered into with two officers of the Company. The agreements are effective for a three year period and contain a covenant-not-to-compete clause that prohibits the officers from competing against the corporation for two years after the officers voluntarily terminate their employment. The agreements also state that if the officers are employed by the Company as of the second anniversary date (determination date) of the agreements the officers shall be issued shares of common stock of the Company based upon pre-tax profits of GuildMaster. The following table shows the market value of the shares to be issued:

          Cumulative Pre-tax Profits                       Market Value of
          of GuildMaster, Inc. as of                       Bonus Shares to be
          Determination Date                               Issued to Employee
          ------------------                               ------------------

          Less than $700,000                               $               --
          $700,000 - $899,999                                         100,000
          $900,000 - $1,099,999                                       150,000
          $1,100,000 or more                                          250,000

     Mr. Sandel's employment contract, dated July 31, 2001, has a term of four years and a base annual salary of $110,000. Bonuses, if any, are to be paid at the sole discretion of the Company's Board of Directors. The agreement contains an equity compensation provision under which Mr. Sandel can earn an equity compensation bonus at the second anniversary of the agreement based on the profitability of Faith Walk Designs, Inc. as set forth on the table below. No amounts have been earned or accrued as of June 30, 2002. The contract also includes a two-year covenant-not-to-compete clause in the event Mr. Sandel voluntarily terminates his employment with the Company.

          Cumulative Pre-Tax Profits of                    Market Value of
          Faith Walk Designs, Inc. (a)                     Bonus Shares
          ----------------------------                     ------------------

          Less than $400,000                               $                0
          $400,000 - $499,999                                          50,000
          $500,000 - $699,999                                          85,000
          $700,000 or More                                            125,000


          (a) Cumulative pre-tax profits from the acquisition date of Faith Walk Designs, Inc., which was July 31, 2001, through the Determination Date, which is July 31, 2003.

                                     PART II
                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Articles of Incorporation contain no specific previsions concerning indemnification of officers and directors. Our Bylaws provide that Decorize shall have the power to indemnify any person who is a party to any threatened, pending or completed action by reason of the fact he is (or was) an officer or director of Decorize, for his or her expenses (including attorney's fees) actually and reasonably incurred by him in connection with such action. Delaware law permits such indemnification and requires that Decorize indemnify any director who is successful on the merits of any such action for the reasonable expenses incurred by him in connection with such action.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         It is estimated that the expenses incurred in connection with this offering will be as follows:

Fees and Expenses:                                  Amount Payable by Company:

SEC Registration Fee                                      $       538
Printing and Engraving                                    $     5,000
Legal Fees and Expenses                                   $    20,000
Accounting Fees and Expenses                              $    10,000
Fees and Expenses for Qualification under
  State Securities Laws                                   $         0
Transfer Agent Fees and Expenses                          $     5,000
Expenses of Selling Stockholders                          $    32,000

                     RECENT SALES OF UNREGISTERED SECURITIES

         The following information sets forth particular information for all our securities sold since inception, without registration under the Securities Act of 1933. There were no underwriters in any of these transactions, nor were any sales commissions paid thereon.

         In July 1999, we issued Ruth Shepley 1,500,000 shares of common stock for services rendered, which were valued at $1,500. We believe the transaction was exempt from registration under Section 4(2) of the Securities Act of 1933, as Ms. Shepley is our sole officer and director and an accredited investor, and since the transaction was non-recurring and privately negotiated.

         From July 1999 through September 1999, we sold 1,074,000 shares of our common stock at an aggregate purchase price of $38,000 to 41 accredited investors. We believe that these transactions were exempt from registration under Rule 506 of Regulation D of the Securities Act of 1933.

         In February 2002, we completed a private placement financing of $525,000 of restricted securities consisting of common stock and common stock warrants to accredited investors, which was exempt from registration pursuant to Rule 506 of Regulation D of the Securities Act of 1933. We sold the shares and warrants as units at a price between $2.25 and $2.50 per unit, with each unit consisting of one share of our common stock and one five-year warrant to purchase one share of our common stock for $4.00 per share. The minimum purchase was 20,000 units for $50,000. On February 28, 2002, we closed the private placement subscriptions for 220,000 units at a total selling price of $525,000.

         On February 26, 2002, we completed a private placement financing of a $750,000 Convertible Term Note, convertible into 535,714 (as adjusted from an initial 300,000 shares in accordance with the antidilution provisions of such instrument due to the private placement completed in November and December of
2002) shares of common stock, with 300,000 warrants exercisable at $2.50 per share. We believe that the private placement was exempt from registration under Rule 506 of Regulation D of the Securities Act of 1933.

         On May 6, 2002, we closed a private placement with one of our directors where he purchased 20,000 shares of common stock at a price of $2.50 per share and warrants to acquire an additional 20,000 shares of common stock at an initial exercise price of $3.00 per share.

                                     PII-1

         In December 2002, we completed a private placement of 785,714 shares of common stock at a price of $1.40 per share and warrants to acquire an additional 785,714 shares of common stock at an initial exercise price of $2.80 per share, which had two separate closings on November 19, 2002 and December 2, 2002. As an expense of this private offering, we issued an additional set of warrants for an aggregate 171,428 shares issued to brokers acting on our behalf in such placements, with 42,857 shares exercisable at $1.40 per share,42,857 shares exercisable at $2.80 per share, 42,857 shares exercisable at $1.68 per share and 42,857 shares exercisable at $3.36 per share. In addition to those broker warrants, Decorize issued an additional 17,857 shares of common stock to its lead broker in the private placement as a portion of its placement fee.



                                     PII-2

                                    EXHIBITS

Exhibit
Number                               Description
------                               -----------

2.1 Agreement and Plan of Merger between Decorate, Inc. and decorize.com, L.L.C., dated June 18, 2001.(1)
2.2 Agreement and Plan of Merger by and among JB Express, Inc., GuildMaster, Inc., James K. Parsons, Ellen L. Parsons and Jon T. Baker, dated June 18, 2001.(1)
2.3 Securities Exchange Agreement between Guidelocator.com, Inc. and the shareholders of Decorate, Inc., dated June 29, 2001.(2)
2.4 Certificate of Merger issued by the State of Delaware for the merger of Guidelocator.com with and into Decorize, Inc., dated July 5, 2001.(2)
2.5 Articles of Merger issued by the State of Texas for the merger of Guidelocator.com with and into Decorize, Inc., dated July 6, 2001.(2)
2.6 Agreement and Plan of Merger by and among Decorize, Inc., Step of Faith, Inc., Faith Walk Designs, Inc., John Michael Sandel and Kitty Sandel, dated July 31, 2001.(3)
2.7 Letter Agreement between John Michael Sandel, Kitty Sandel and Decorize, Inc., dated July 31, 2001.(3)
2.8 Letter Agreement #2 between John Michael Sandel, Kitty Sandel and Decorize, Inc., dated July 31, 2001.(3)
2.9 Certificate of Ownership and Merger issued by the State of Delaware for the merger of Decorate, Inc. with and into Decorize, Inc., dated July 27, 2001.(1)
2.10 Articles of Merger issued by the State of Missouri for the merger of Decorate, Inc. with and into Decorize, Inc., dated August 6, 2001.(1)
4.1 Form of Securities Purchase Agreement between Decorize, Inc. and the Purchasers set forth on the signature pages thereto, together with all exhibits and schedules.(4)
4.2 Securities Purchase Agreement, dated as of February 26, 2002, by and between Decorize, Inc. and NestUSA, Inc., together with all exhibits and schedules.(5)
4.3 Subscription Agreement dated November 11, 2001, between Decorize, Inc. and Fabian Garcia.(1)
4.4      Form of Decorize, Inc. Stock Certificate.(1)
4.5 Form of Securities Purchase Agreement between Decorize, Inc. and the thereto,Purchaser acquiring its shares on November 19, 2002, together with exhibits (8)
4.6 Form of Securities Purchase Agreement between Decorize, Inc. and the Purchasers thereto,acquiring their shares on December 2, 2002, together with exhibits (8)
5        Opinion of Hallett & Perrin, P.C. (10)
23.1     Consent of Kirkpatrick, Phillips & Miller, CPA's, P.C. (10)
23.2     Consent of Ernst & Young LLP (10)
23.3     Consent of Hallett & Perrin, P.C. (included in Exhibit 5)
24       Power of Attorney (included on p. II-4)
-----------------------------
(1) Filed previously as an exhibit to the Annual Report on Form 10-KSB filed by Registrant on September 28, 2001.
(2) Filed previously as an exhibit to the Current Report on Form 8-K filed by Registrant on July 16, 2001.
(3) Filed previously as an exhibit to the Current Report on Form 8-K filed by Registrant on August 15, 2001.
(4) Filed previously as an exhibit to the Current Report on Form 8-K filed by Registrant on March 15, 2002.
(5) Filed previously as an exhibit to the Current Report on Form 8-K filed by Registrant on March 19, 2002.
(6) Filed previously as an exhibit to the Current Report on Form 8-K filed by Registrant on August 1, 2001.
(7) Filed previously as an exhibit to the Current Report on Form 8-K filed by Registrant on April 12, 2002.
(8) Filed previously as an exhibit to the Current Report on Form 8-K filed by Registrant on December 6, 2002.
(9) Filed previously as an exhibit to the Annual Report on Form 10-KSB filed by Registrant on October 2, 2002.
(10)     Filed herewith.

                                     PII-3

                                  UNDERTAKINGS

         Decorize hereby undertakes that it will file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) Reflect in the prospectus any factors or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement; and

                  (iii) Include any additional or changed material information on the plan of distribution.

         For the purpose of determining liability under the Securities Act of 1933, Decorize hereby undertakes to treat each post-effective amendment of this registration statement as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         Decorize hereby undertakes to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Decorize pursuant to the foregoing provisions or otherwise, Decorize has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Decorize of expenses incurred or paid by a director, officer or controlling person of Decorize in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Decorize will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, subject to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

                                     PII-4

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Springfield, State of Missouri on December 5, 2002.



                                  DECORIZE, INC.

                                  By:   /s/ Jon Baker
                                     -------------------------------------------
                                  Printed Name:     Jon Baker
                                  Titles:  President and Chief Executive Officer

                                     PII-5

                                POWER OF ATTORNEY

         Each of the undersigned hereby appoints Jon Baker as the attorney and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments and exhibits to this registration statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.

         In accordance with the requirements of the Securities Act of 1933 this registration statement was signed by the following persons in the capacities and on the dates stated:


 /s/ Jon Baker
----------------------------------
Jon Baker                                  Chairman of the Board, President and
                                           Chief Executive Officer

 /s/ Alex Budzinsky
----------------------------------
Alex Budzinsky                             Executive Vice President and
                                           Chief Financial Officer

 /s/ James K. Parsons
----------------------------------
James K. Parsons                           Director and Executive Vice President


 /s/ Timothy M. Dorgan
----------------------------------
Timothy M. Dorgan                          Director


 /s/ Fabian Garcia
----------------------------------
Fabian Garcia                              Director


 /s/ Kevin Bohren
----------------------------------
Kevin Bohren                               Director


 /s/ J. Michael Sandel
----------------------------------
J. Michael Sandel                          Director and Vice President


                                     PII-6